Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

among

POPE & TALBOT, INC.,

POPE & TALBOT LTD.,

POPE & TALBOT LUMBER SALES, INC.,

POPE & TALBOT SPEARFISH LIMITED PARTNERSHIP

and

INTERNATIONAL FOREST PRODUCTS LIMITED

Dated as of November 19, 2007

i

EXHIBITS

1.01(a)	Form of Omnibus Assignment of Lease

1.01(b)	Form of Assignment of Transferred Intellectual Property

1.01(c)	Form of Bill of Sale and Instrument of Assignment of Assets and Assumption of Liabilities

1.01(d)	Form of Deed and Land Transfer and Forms of Warranty Deeds (U.S.)

1.01(e)	Sellers’ Knowledge

1.01(f)	Principles and Procedures for Inventory Valuation

1.01(g)	Formula for Determining Target Inventory Adjustment

1.01(h)	Castlegar Landfill Site

1.01(i)	Formula for Determining STI Adjustment

2.04	Form of Deposit Escrow Agreement

2.07(b)	Form of Price Adjustment Escrow Agreement

2.09(a)	Form of Asserted Cure Costs Escrow Agreement

2.10	Principles and Procedures for Determining Forestry Services

3.12	Timber Tenures

5.01	Bidding Procedures

5.05	Mill Log Inventories

5.13	Key Terms of Transition Services Agreement

6.01	Salaried Employees

v

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 19, 2007, among Pope & Talbot, Inc. (“PTI”), a corporation organized under the laws of the State of Delaware, Pope & Talbot Ltd. (“PTL”), a corporation organized under the federal laws of Canada, Pope & Talbot Lumber Sales, Inc. (“PTLS”), a corporation organized under the laws of the State of Delaware, Pope & Talbot Spearfish Limited Partnership (“PTSLP”), a limited partnership under the laws of the State of South Dakota (collectively, the “Sellers”), and International Forest Products Limited (the “Purchaser”), a British Columbia corporation.

RECITALS

WHEREAS, the Sellers are collectively engaged in the business of timber forestry operations and the manufacture at the Mills and sale of dimension lumber and boards, wood pellets, sawdust, chips and other related products (the “Business”);

WHEREAS, the Sellers and certain of their Affiliates anticipate commencing voluntary cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) pursuant to chapter 11 of title 11, United States Code (the “Bankruptcy Code”), and certain of the Sellers have commenced proceedings (the “Canadian Proceedings”) in the Ontario Superior Court of Justice (Commercial List) (the “Canadian Court”) pursuant to the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) and the Initial Order of the Honourable Mr. Justice Morawetz dated October 29, 2007; and

WHEREAS, the Sellers wish to sell, assign and transfer to the Purchaser, and the Purchaser wishes to purchase and acquire from the Sellers, the Purchased Assets and, in connection therewith, the Purchaser is willing to assume the Assumed Liabilities and assume and agree to perform the Forestry Services, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Sellers and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Active Salaried Employees” has the meaning given to it in Section 6.01(a)

“Actual Price Adjustment” means an amount equal to:

(i) the value of the Raw Materials, Finished Goods and Residuals Inventories on hand as of the Effective Time (as determined pursuant to Section 2.08(a)), valued in accordance with the methodology set out in Exhibit 1.01(f), less $3 million; minus

(ii) the amount of any Target Inventory Adjustment; plus

(iii) amounts paid as deposits by any Seller under Cutting Contracts, to the extent unapplied thereunder as of the Effective Time, net of any accrued obligations of the Sellers thereunder up to the Effective Time; plus

(iv) outstanding deposits as of the Effective Time (A) on all Assigned Contracts other than Cutting Contracts, or (B) that relate to any of the Purchased Assets; plus or minus as may be applicable

(v) the net amount of any prorations pursuant to Section 5.17; plus or minus as may be applicable

(vi) the amount of any STI Adjustment.

“Affected Assets” has the meaning given to it in Section 5.07(a)(i).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning given to it in the Preamble.

“Allocation” has the meaning given to it in Section 2.05.

“Ancillary Agreements” means the Bill of Sale, the Deeds, the Omnibus Assignment of Lease, the Assignment of Transferred Intellectual Property, the Transition Services Agreement, the Deposit Escrow Agreement, the Price Adjustment Escrow Agreement, the Asserted Cure Costs Escrow Agreement, and such other documents or instruments of transfer and conveyance as may reasonably be requested by the Purchaser, each in form and substance reasonably acceptable to the Purchaser and the Sellers, the terms of which shall be fully consistent with this Agreement.

“Asserted Cure Costs” means, in the aggregate, all Cure Costs asserted by any counterparty to an Assigned Contract that, as of two (2) Business Days prior to the Closing Date, are not Determined Cure Costs.

“Asserted Cure Costs Deposit” has the meaning given to it Section 2.09(a).

“Asserted Cure Costs Escrow Agreement” has the meaning given to it Section 2.09(a).

“Assigned Contract” means any Material Contract that (a) is not a Shared Contract, (b) does not become an Excluded Contract pursuant to Section 5.04(a), or (c) that is not deemed an Excluded Asset by operation of Section 2.01(b)(xiv).

“Assigned Permit and License” means any Permit and License that does not become an Excluded Contract pursuant to Section 5.04(a).

“Assignment of Transferred Intellectual Property” means the Assignment of Transferred Intellectual Property to be executed by the Seller at the Closing, substantially in the form of Exhibit 1.01(b).

“Assumed Liabilities” has the meaning given to it in Section 2.02(a).

“Auction” means an auction to be conducted by Sellers pursuant to the Bidding Procedures Orders.

“Bankruptcy Code” has the meaning given to it in the Recitals.

“Bankruptcy Court” has the meaning given to it in the Recitals.

“Bid” has the meaning given to it in Exhibit 5.01.

“Bidding Procedures” has the meaning given to it in Exhibit 5.01.

“Bidding Procedures Orders” has the meaning given to it in Section 5.01(a).

“Bill of Sale” means the Bill of Sale and Instrument of Assignment of Assets and Assumption of Liabilities to be executed by the Sellers at the Closing, substantially in the form of Exhibit 1.01(c).

“Break-up Fee” has the meaning given to it in Section 5.02.

“Business” has the meaning given to it in the Recitals.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Canadian Court” has the meaning given to it in the Recitals.

“Canadian GAAP” means Canadian generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Canadian Proceedings” has the meaning given to it in the Recitals.

“Canadian Transaction Approval and Vesting Order” has the meaning given to it in Section 2.14(a).

“CCAA” has the meaning given to it in the Recitals.

“Castlegar Landfill Site” means the lands used by the Sellers as a landfill in connection with the operation of Sellers’ sawmill in Castlegar, British Columbia, Canada, as more particularly described on the attached Exhibit 1.01(h).

“Chapter 11 Cases” has the meaning given to it in the Recitals.

“Closing” has the meaning given to it in Section 2.11.

“CMSG Plan” has the meaning given to it in Section 2.17(a).

“Closing Date” has the meaning given to it in Section 2.11.

“Closing Date Mercer Report” has the meaning given to it in Section 2.17(b).

“Closing Date Wind-Up Deficiency” has the meaning given to it in Section 2.17(b), but in no event shall be greater than Cdn $1,582,000.

“Collective Agreement” means any of the Collective Agreements listed in Section 3.14 of the Disclosure Schedule.

“Competition Act” means the Competition Act (Canada).

“Confidentiality Agreement” has the meaning given to it in Section 5.08(a).

“Contracts” means any arrangement, note, bond, commitment, franchise, guarantee, indemnity, indenture, instrument, lease, license or other agreement, understanding, instrument or obligation, whether written or oral, all amendments, supplements and modifications of or for any of the foregoing and all rights and interests arising thereunder or in connection therewith.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes, including PST and GST.

“Cure Costs” has the meaning given to it in Section 5.04(c).

“Cutting Contracts” means any of the Contracts pursuant to which the Sellers have the right to harvest timber from property owned by another Person, including any Governmental Authority, regardless of whether such Contract includes a conveyance of stumpage to the Sellers, but excluding the Timber Tenures.

“Deed” means, with respect to each parcel of Owned Real Property located in the United States of America, the transfer or other instrument of conveyance customary to the applicable jurisdiction (but in no case will the applicable conveyance document provide greater assurances than the original conveyance document received by the applicable Seller) to be executed by the applicable Seller at the Closing in order to convey to the Purchaser such Seller’s interest, if any, in such parcel of Owned Real Property, free and clear of all liens and encumbrances, other than Permitted Encumbrances.

“Deposit Escrow Agreement” means the Deposit Escrow Agreement to be entered into among the Sellers, Purchaser and Escrow Agent, attached hereto as Exhibit 2.04.

“Determined Cure Costs” means, in the aggregate, all Cure Costs that have been determined pursuant to a Final Order or pursuant to an agreement between one or more of the Sellers and the counterparty to the applicable Assigned Contract.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof delivered by the Sellers to the Purchaser in connection with this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.

“Effective Time” means the first instance in time (Pacific Time) on the Closing Date.

“Employees” means Salaried Employees and Union Employees.

“Employee Plans” has the meaning given to it in Section 3.13(a).

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, consent decree or judgment, in each case in effect as of the date hereof, relating to pollution or protection of the environment.

“Environmental Liability” means any claim, demand, order, suit, obligation, liability, cost (including the cost of any investigation, testing, compliance or remedial action), consequential damages, loss or expense (including reasonable and incurred attorney’s and consultant’s fees and expenses) arising out of, relating to or resulting from any Environmental Law or environmental, health or safety matter or condition, including natural resources, and related in any way to the Purchased Assets or to this Agreement or its subject matter, in each case whether arising or incurred before, at or after the Closing, including any and all Liabilities (whether arising under Environmental Laws in effect at Closing or thereafter, Environmental Permits, common law, Contracts or otherwise in any manner whatsoever, whether known or unknown on the Closing Date) arising out of, relating to or resulting from:

(i) the presence in, on, at or under, or the Release to, at or from any of the Owned Real Property, any of the Leased Real Property or any area used pursuant to the Permits and Licences (including the Timber Tenures), including all soil, sediments, water, groundwater, buildings, structures, fixtures, improvements and equipment thereon or thereunder and Releases therefrom into the air, of any Hazardous Materials, whether before or after the Closing;

(ii) the presence of any Hazardous Materials in, on, at or under any land, sediments, water, groundwater or any other location whatsoever where such Hazardous Materials originated whether before or after the Closing from any of the Owned Real Property, any of the Leased Real Property or any area used pursuant to the Permits and Licences (including the Timber Tenures), including all soil, sediments, water, groundwater, buildings, structures, fixtures, improvements and equipment thereon or thereunder; and

(iii) any other circumstance, condition, matter, occurrence, issue, event or requirement relating to the environment (which includes any building, structure, fixture, improvement or equipment on or forming part of any of the Purchased Assets), health or safety that exists in, on, at or under any of the Owned Real Property, any of the Leased Real Property or any area used pursuant to the Permits and Licences (including the Timber Tenures), including all soil, sediments, water, groundwater, buildings, structures, fixtures, improvements and equipment thereon or thereunder that is or was caused (directly or indirectly) by, or arises from or relates to, the operation of the Business or the Purchased Assets, whether before or after the Closing.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law or otherwise required by any applicable Governmental Authority.

“ERISA” has the meaning given to it in Section 3.13(a).

“Escrow Agent” has the meaning given to it in the Deposit Escrow Agreement.

“Excluded Assets” has the meaning given to it in Section 2.01(b).

“Excluded Business” means any business conducted by the Sellers other than the Business, including, for certainty, (a) the ownership and operation of the sawmill at Fort St. James, British Columbia, Canada and all related timber forestry and other operations and the manufacture and sale of dimension lumber and boards, wood pellets, sawdust, chips and other related products therefrom, (b) the manufacture and sale of kraft pulp and related products, (c) the ownership of a former sawmill situated at or about at Midway, British Columbia, Canada, and (d) each of the former mill, wood treatment and landfill sites situated at or about Port Gamble, Washington, St. Helens, Oregon and Oakridge, Oregon, USA.

“Excluded Contract” has the meaning given to it in Section 5.04(a).

“Excluded Taxes” means all Taxes relating to the Purchased Assets or the Business for any Pre-Closing Period. For purposes of this Agreement, in the case of any Straddle Period, (a) Property Taxes relating to the Purchased Assets allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that fall within the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period, and (b) Taxes (other than Property Taxes) relating to the Purchased Assets for the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

“Existing Stock” has the meaning given to it in Section 5.11(b).

“Expense Reimbursement” has the meaning set forth in Section 5.03.

“Final Order” means an order of the Bankruptcy Court or the Canadian Court which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

“Financial Advisor” means Rothschild Inc.

“Forestry Services” means all silviculture, reforestation, road deactivation and road reclamation Liabilities and other post-harvest obligations associated with the Timber Tenures that relate to attaining the applicable reforestation or road deactivation standards for any harvested tracts or roads, including conducting surveys of harvested blocks, re-surveying blocks that meet conditionally satisfactory reforested levels, deactivation and site reclamation of road rights of way and re-treating harvested blocks that had been deemed not to meet the reforestation standards, all as determined using the principles and procedures set out in Exhibit 2.10.

“Forestry Services Amount” has the meaning given to it in Section 2.10(a).

“Forestry Services Statement” has the meaning given to it in Section 2.10(a).

“GFRC” means the Grand Forks Railway Company.

“GFRC Assets” has the meaning given to it in Section 2.01(a)(x).

“GFRC Operating Agreement” means that certain operating agreement for GFRC dated March 5, 1996 and made between PTL and Welco Management Limited Partnership.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“GST” means goods and services taxes payable under Part IX of the Excise Tax Act (Canada) and any reference to a specific provision of Part IX of the Excise Tax Act (Canada) shall include any successor to that provision having the same or similar effect.

“Hazardous Material” means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any other chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“ICA” means the Investment Canada Act (Canada).

“Inactive Employees” means employees of the Sellers who are, at the Closing, on an authorized leave of absence or temporary leave of absence, including absence for workers’ compensation leave, short term or long term disability, military leave, and parental or maternity leave.

“Inactive Salaried Employees” has the meaning given to it in Section 6.01(c).

“Independent Accounting Firm” means Deloitte & Touche LLP of Vancouver, British Columbia, or, if it is no longer independent of Purchaser and Sellers or it is unwilling or unable to act, such other qualified independent firm of chartered accountants as may be jointly selected by the Sellers and the Purchaser, acting reasonably, or, if they are unable to so jointly select such a firm, as may be appointed by the Bankruptcy Court.

“Intellectual Property” means (a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress and Internet domain names, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software, (d) confidential and proprietary information, including trade secrets and know-how, and (e) registrations and applications for registration of the foregoing.

“Interim Price Adjustment” means the amount of the Actual Price Adjustment, determined as provided in Section 2.08, as if the Closing occurred at the first instance in time (Pacific time) on the last day of the month immediately preceding the Closing Date; provided, however, that if the Closing Date occurs within the first fifteen (15) days of a month, then such determination shall made at the end of the previous month.

“Interim Forestry Services Payment” has the meaning provided in Section 2.10(b).

“Inventories” means all (a) Raw Materials, Finished Goods and Residuals Inventories, and (b) inventories of fuel, lubricants, spare parts and shipping and other materials and supplies, in each case, primarily related to the Business and maintained, held or stored by or for any of the Sellers in connection with the Business, as of the Closing Date, and any prepaid deposits for any of the same.

“IRS” means the Internal Revenue Service of the United States.

“KPMG” means KPMG LLP.

“Land Title Office” means the Kamloops Land Title Office, Kamloops, British Columbia.

“Landfill Price Adjustment” has the meaning given to it in Section 2.16.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Leased Real Property” means the real property listed on Section 2.01(a)(i)(B) of the Disclosure Schedule, together with, to the extent leased by such Seller primarily in connection with the operations of the Business, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and items of personal property of such Seller used primarily in the Business attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“LFPLLP” means Lignum Forest Products LLP.

“Liabilities” means any and all debts, liabilities obligations to perform services and other obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Liens” means any mortgage, deed of trust, pledge, assignment, security interest, encumbrance, lien, charge, hypothecation, or claim of any kind or nature whatsoever in respect of any property, other than any license of Intellectual Property, including any of the foregoing created by, arising under, or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of a financing statement naming the owner of the property as to which such lien relates as the debtor under the Uniform Commercial Code, Personal Property Security Act (British Columbia) or any comparable Law.

“Loss” has the meaning given to it in Section 5.07(a).

“Material Adverse Effect” means any circumstance, change in or effect on the Business that is materially adverse to the results of operations or the financial condition of the Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally, or in the regions in which the Business operates, affect the industries in which the Business operates (including legal and regulatory changes); (b) general economic or political conditions or events, circumstances, changes or effects affecting the financial or securities markets generally; (c) events, circumstances, changes or effects relating to foreign currency exchange rate fluctuations; (d) changes arising from the consummation of the Transactions, or the announcement of the execution of this Agreement, including (i) any actions of competitors, (ii) any actions taken by or losses of Employees or (iii) any delays or cancellations of orders for products or services; (e) any reduction in the price of services or products offered by the Business in response to the reduction in price of comparable services or products offered by a competitor; (f) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at the request of the Purchaser; (g) any action taken by any of the Sellers or any of their Affiliates within the Chapter 11 Cases, or by any of the Sellers, any of their Affiliates, or any court-appointed officer within the Canadian Proceedings in respect of the assets and business not included in the Business, and any event, circumstance, change or effect arising by reason only of the mere filing of the Chapter 11 Cases or commencement of the Canadian Proceedings; and (h) changes caused by acts of war, armed hostilities or terrorism or any escalation or worsening of current conditions caused by such acts of war, armed hostilities or terrorism (whether or not declared) occurring after the date hereof.

“Material Contracts” has the meaning given to it in Section 3.17(a).

“Mill” means any of the manufacturing facilities operated by a Seller on lands at or about Castlegar, British Columbia and Grand Forks, British Columbia, in Canada, and the Spearfish Mill, all of which are included among the Owned Real Property or the Leased Real Property.

“Offering Memorandum” has the meaning given to it in Section 3.20.

“Omnibus Assignment of Lease” means the Omnibus Assignment of Lease to be executed by the Sellers at the Closing with respect to all parcels of Leased Real Property, substantially in the form of Exhibit 1.01(a).

“Owned Real Property” means the real property listed on Section 2.01(a)(i)(A) of the Disclosure Schedule, and which, for clarity, includes the Castlegar Landfill Site, and all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, and items of personal property of PTL or PTSLP, as applicable, attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“P&TF” means P&T Funding Ltd., a corporation organized under the laws of British Columbia, Canada.

“Permits and Licenses” has the meaning given to it in Section 2.01(a)(viii).

“Permitted and Licensed Crown Lands” means lands owned by Her Majesty the Queen in Right of the Province of British Columbia in respect of which Sellers have Permits and Licenses.

“Permitted Encumbrances” means: (a) statutory Liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Sellers or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (c) zoning, landmarking, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of the Purchased Assets; (d) all covenants, conditions, restrictions, easements, rights-of-way, licenses, other Liens and other similar matters of record set forth in any state, local or municipal franchise under which the Business is conducted which do not materially interfere with the present use of the Purchased Assets; (e) standard title exceptions; (f) matters which would be disclosed by an accurate survey or inspection of the Real Property which do not materially impair the occupancy or current use of such Real Property which they encumber; and (g) minor irregularities or imperfections in title; provided, however, that Liens which secure obligations of the Sellers for borrowed money shall not constitute Permitted Encumbrances.

“Permitted Registrations” has the meaning given to it in Section 2.14(a).

“Permitting Process” has the meaning given to it in Section 5.10(a).

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, Governmental Authority, first nation, aboriginal or native group or band, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Personal Information” means any personal information protected by any applicable Laws governing privacy matters and the protection of personal information.

“Petition Date” means the date on which the Sellers file the Chapter 11 Cases.

“Portland Premises” means the leased office premises located at 1500 S.W. First Avenue, Portland, Oregon.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pulp Logs” means any logs that are of the “pulp strata” or “sawlog strata” (Grade 4 - lumber reject; or RZ - firmwood reject) grades applicable in British Columbia.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Price Adjustment Delta” has the meaning given to it in Section 2.08(d)(i).

“Price Adjustment Deposit” has the meaning given to it in Section 2.04(b).

“Price Adjustment Escrow Agreement” has the meaning given to it in Section 2.07(b).

“Property Taxes” means real and personal ad valorem property Taxes and any other Taxes imposed on a periodic basis and measured by the value of any item of property.

“PST” means the social services tax under the Social Services Tax Act (British Columbia).

“PTI” has the meaning given to it in the Preamble.

“PTL” has the meaning given to it in the Preamble.

“PTLS” has the meaning given to it in the Preamble.

“PTSLP” has the meaning given to it in the Preamble.

“Purchase Price” has the meaning given to it in Section 2.03.

“Purchase Price Bank Account” means a bank account in the United States to be designated by PTI in a written notice to the Purchaser at least five Business Days before the Closing.

“Purchased Assets” has the meaning given to it in Section 2.01(a).

“Purchaser” has the meaning given to it in the Preamble.

“Purchaser’s Accountants” means KPMG, independent accountants of the Purchaser.

“Purchaser’s Solicitors” means Koffman Kalef LLP, Vancouver, British Columbia.

“Purchaser’s Bid” has the meaning given to it in the Bidding Procedures.

“Purchaser’s Deposit” has the meaning given to it in Section 2.06.

“Qualified Overbid” means a Bid that conforms to the requirements of a Qualified Overbid in Exhibit 5.01.

“Qualifying Bidder” has the meaning given to it in the Bidding Procedures.

“Raw Materials, Finished Goods and Residuals Inventories” means the inventories of logs (excluding Pulp Logs), lumber, chips, pellets, other wood products and work-in-process and residual by-products.

“Real Property Leases” means the leases of the Leased Real Property.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers, arising from the conduct of the Business before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Registered” means, solely with respect to Intellectual Property, issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Release” has the meaning prescribed in any applicable Environmental Law, and includes any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage and placement.

“Reload Facility” means any of the three (3) facilities used for the storage and/or unloading and reloading of lumber and/or wood products from transport trucks to rail cars for transport to another location, and located at: Whitewood, South Dakota; Newcastle, Wyoming; or Spokane, Washington.

“Representatives” means, with respect to a particular Person, any director or officer or other designated representative of such Person, including such Person’s attorneys and financial advisors.

“Retained Names and Marks” has the meaning given to it in Section 5.11(a).

“Salaried Employees” means employees of a Seller who are not Union Employees and who provide services primarily related to the Business, including hourly-paid employees of the Spearfish Mill, including any such employees who are Inactive Employees.

“SEC Reports” has the meaning given to it in Section 3.04(a).

“Secured Lenders” means those persons defined as “Lenders” under that certain Credit Agreement dated as of June 28, 2006 (as amended by the First Amendment thereto dated as of September 26, 2006, the Second Amendment thereto dated as of December 31, 2006 and the Third Amendment thereto dated as of May 16, 2007) among PTI, PTL, Wells Fargo Financial Corporation Canada, Ableco Finance LLC and the several lenders and other financial institutions and other entities as from time to time are parties to such Credit Agreement.

“Securities Act” has the meaning given to it in Section 3.04(a).

“Sellers” has the meaning given to it in the Preamble.

“Sellers’ Accountants” means KPMG, independent accountants of the Sellers.

“Sellers’ Canadian Solicitors” means Borden Ladner Gervais LLP, Vancouver, British Columbia.

“Sellers’ Knowledge”, “Knowledge of the Sellers” or similar terms used in this Agreement mean the actual (but not constructive or imputed) knowledge of the Persons listed in Exhibit 1.01(e) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) without any implication of verification or investigation concerning such knowledge.

“Sellers’ Solicitors” means Shearman & Sterling LLP, New York, New York.

“Shared Contract” has the meaning given to it in Section 5.04(f).

“Silviculture Expert” means a registered professional forester as may be jointly selected by the Sellers and the Purchaser, acting reasonably, or, if they are unable to so jointly select such a professional forester, as may be appointed by the Bankruptcy Court.

“Spearfish Mill” means the manufacturing facilities operated by PTSLP situated at or about Spearfish, South Dakota.

“STI Adjustment” means the adjustment amount calculated by application of the formula set out in Exhibit 1.01(i).

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Surplus TFL 23 Lands” means the private lands currently included in TFL 23 that are Excluded Assets.

“Target Inventory Adjustment” means the aggregate of the adjustment amounts calculated by application of the formula set out in Exhibit 1.01(g) to the Raw Materials, Finished Goods and Residuals Inventories as of the Effective Time (as determined pursuant to Section 2.08(a)).

“Tax” or “Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

“Tax Act” means the Income Tax Act (Canada), as amended through the date hereof.

“Tax Code” means the US Internal Revenue Code of 1986, as amended through the date hereof.

“Tax Documents” has the meaning given to it in Section 5.15.

“Tax Returns” means any and all returns, reports and forms (including, elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.

“Termination Date” has the meaning given to it in Section 5.09(b).

“TFL 23” means tree farm license number 23 issued to PTL by the Ministry of Forests.

“Timber Tenures” means the rights of the Sellers or any Affiliate to harvest timber from lands owned by the Province of British Columbia, all as more particularly set out in Exhibit 3.12.

“Title Company” has the meaning given to it in Section 2.14(b).

“Transaction Approval Orders” has the meaning given to it in Section 5.01(b).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transferred Employees” means the Union Employees and the Salaried Employees who accept an offer of employment by the Purchaser made pursuant to Section 6.01(b), Section 6.01(c) or Section 6.02.

“Transferred Intellectual Property” means all Intellectual Property owned by any Seller that is used primarily in the Business, other than the Intellectual Property that is listed or described in Section 2.01(b)(ix) of the Disclosure Schedule.

“Transition Services Agreement” has the meaning given to it in Section 5.13.

“Union Employees” means employees of a Seller who are subject to a Collective Agreement and who ordinarily report for work at any of the Mills, including any of such employees who are Inactive Employees.

“USDA” means the United States Department of Agriculture.

“US GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“US Owned Real Property Transfer Documents” has the meaning given to it in Section 2.14(b).

“VMI/Reloads” means all Inventories that are vendor-managed inventories, which are maintained, held or stored by any of the Sellers’ customers or third party warehouses on behalf of any of the Sellers.

“WARN Act” means Worker Adjustment and Retraining Notification Act of 1988.

“Welfare Benefits” has the meaning given to it in Section 6.06.

“Wind-Up Deficiency” has the meaning given to it in Section 2.17(a), but in no event shall be greater than Cdn $1,582,000.

SECTION 1.02 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) references to a Person are also to the Person’s heirs, executors, administrators, personal representatives, successors and permitted assigns, as applicable;

(h) references to the Sellers are also to each Seller individually; and

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01 Purchase and Sale of Assets. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, and the Purchaser shall purchase from the Sellers, the following assets (the “Purchased Assets”), free and clear of all Liens other than Permitted Encumbrances:

(i) the Owned Real Property and all of the Sellers’ right, title and interest in and to the Leased Real Property save and except any Leased Real Property that is leased under a lease that is an Excluded Contract;

(ii) all tangible personal property owned by the Sellers and used primarily in the conduct of the Business, including equipment, machinery, trucks, cars, other vehicles, rolling stock and marine vessels, except those that are included in the GFRC Assets;

(iii) the Inventories, other than VMI/Reloads;

(iv) the books of account, general, financial, Tax (other than income tax) and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and any rights thereto owned, solely associated with or solely employed by the Sellers in the conduct of the Business;

(v) the goodwill of the Sellers to the extent relating to the Business;

(vi) the Transferred Intellectual Property (to the extent transferable);

(vii) all of the Sellers’ right, title and interest in and to the Assigned Contracts (to the extent that such Contracts are transferable);

(viii) all of the Sellers’ right, title and interest in and to the municipal, state, provincial and federal franchises, permits, licenses, agreements, waivers and authorizations, including Environmental Permits, held or used by the Sellers solely in connection with the Business (collectively, the “Permits and Licenses”), save and except any that is an Excluded Contract or a GFRC Asset;

(ix) the sales and promotional literature, customer lists and other sales-related materials of the Sellers related to the Business;

(x) one common share without par value in the capital of GFRC and a beneficial one-half interest in all of the real and personal property (tangible and intangible) held by GFRC, including the property and assets (including all of the Sellers’ right, title and interest in and to the GFRC Operating Agreement) listed in Section 2.01(a)(x) of the Disclosure Schedule (the “GRFC Assets”); and

(xi) subject to the provisions of Section 2.01(b), all of the Sellers’ right, title and interest in and to (A) all other real and personal property (tangible and intangible) that is used primarily in connection with the Business, (B) to the extent transferable and only to the extent related to the Purchased Assets, the full benefit of all representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and all security therefor received by the Sellers on the purchase or other acquisition of the Purchased Assets, and (C) any rights, demands, claims, credits, allowances, rebates, causes of action, known or unknown, or rights of setoff, other than against Sellers or any of their Affiliates; arising out of or relating to any of the Purchased Assets.

(b) Notwithstanding anything in Section 2.01(a) to the contrary, the Sellers shall not sell, convey, assign, transfer or deliver, nor cause to be sold, conveyed, assigned, transferred or delivered, to the Purchaser, and the Purchaser shall not purchase, and the Purchased Assets shall not include, the Sellers’ right, title and interest in and to any assets of the Sellers not expressly included in the Purchased Assets (the “Excluded Assets”), including:

(i) the Purchase Price Bank Account;

(ii) the Receivables;

(ii) VMI/Reloads;

(iv) all cash and cash equivalents, securities, and negotiable instruments of the Sellers on hand, in lock boxes, in financial institutions or elsewhere, including all cash residing in any collateral cash account securing any obligation or contingent obligation of the Sellers or any of their Affiliates;

(v) any rights to Tax refunds, credits or similar benefits attributable to Excluded Taxes;

(vi) LFPLLP;

(vii) the company seal, minute books, charter documents, stock or equity record books and such other books and records as pertain to the organization, existence or capitalization of the Sellers, as well as any other records or materials relating to the Sellers generally, and not involving or directly related to the Purchased Assets or the operations of the Business;

(viii) the Retained Names and Marks;

(ix) any right, property or asset that is listed or described in Section 2.01(b)(ix) of the Disclosure Schedule;

(x) all rights of the Sellers under this Agreement and the Ancillary Agreements;

(xi) Tax Returns of the Sellers, other than those relating solely to the Purchased Assets or the Business, except that income tax returns and documents and records related to such income tax returns (whether or not relating solely to the Purchased Assets or the Business) shall be Excluded Assets;

(xii) all current and prior insurance policies of the Sellers and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(xiii) any rights, demands, claims, actions, including, without limitation, causes of action constituting avoidance actions or other claims of Sellers’ estates under chapter 5 of the Bankruptcy Code;

(xiv) any Excluded Contract, including Contracts with LFPLLP, and rights thereunder, and any Material Contract which the Bankruptcy Court or Canadian Court has determined shall not be assigned to the Purchaser;

(xv) all personal property (tangible and intangible) located at the Portland Premises that is used primarily in the conduct of any Excluded Business; and

(xvi) any assets primarily used by any of the Sellers or their Affiliates in the conduct of any Excluded Business.

SECTION 2.02 Assumption and Exclusion of Liabilities. (a) Apart from the assumption and agreement to perform the Forestry Services as provided for in Section 2.10, the Purchaser shall assume no liability or obligation of the Sellers except the liabilities and obligations set forth in this Section 2.02 (the “Assumed Liabilities”), which the Purchaser shall assume and pay, perform and discharge in accordance with their respective terms, subject to any defenses or claimed offsets asserted in good faith against the obligee to whom such liabilities or obligations are owed:

(i) all Liabilities of the Sellers under the Real Property Leases (other than any that is an Excluded Contract) and licenses, the Assigned Contracts, and the Permits and Licenses, (other than any that is an Excluded Contract) in each case arising from and after the Closing Date;

(ii) all Liabilities of the Seller under the Permitted Encumbrances arising from and after the Closing Date;

(iii) all real (including transfer taxes) and personal property Taxes and assessments on the Purchased Assets that relate to the period from and after the Closing Date;

(iv) all Environmental Liabilities of the Sellers in respect of the Owned Real Property, the Leased Real Property and any area used pursuant to the Permits and Licenses (including the Timber Tenures);

(v) all Liabilities in respect of the CMSG Plan, whether arising before or after the Closing Date;

(vi) any and all Liabilities of the Sellers relating to GRFC, any shares in the capital of GFRC and any property or other assets held by GFRC in trust for the benefit of any of the Sellers (whether as an undivided interest with others or otherwise), including the GFRC Assets, that relate to the period from and after the Closing Date; and

(vii) all other Liabilities arising in connection with the ownership, operation, and use of the Purchased Assets from and after the Closing Date.

(b) Notwithstanding anything to the contrary in this Agreement, the parties expressly acknowledge and agree that the Purchaser shall not assume or in any manner whatsoever be liable or responsible for any liability or obligation of the Sellers, or of any predecessor or Affiliate of the Sellers, other than the Assumed Liabilities, the Forestry Services, Cure Costs and Conveyance Taxes (in accordance with Section 5.16).

SECTION 2.03 Purchase Price. The purchase price (the “Purchase Price”) payable by the Purchaser to the Sellers for the sale, transfer, assignment, conveyance and delivery to the Purchaser of the Purchased Assets shall be equal to the sum of: (a) $69 million; plus (b) the Actual Price Adjustment; minus (c) the Cure Costs; minus (d) the Landfill Price Adjustment; minus (e) any Wind-Up Deficiency.

SECTION 2.04 Payment of the Purchase Price. The Purchaser shall pay the Purchase Price to the Sellers as follows:

(a) the sum of: (i) $69 million, plus (ii) an amount equal to seventy-five percent (75%) of the Interim Price Adjustment; minus (iii) the amount of the Purchaser’s Deposit plus all accrued interest thereon; minus (iv) the amount of the Determined Cure Costs as of two (2) Business Days prior to the Closing Date; minus (v) the amount of the Asserted Cure Costs; minus (vi) the Landfill Price Adjustment; minus (vii) any Wind-Up Deficiency, shall be paid by completed wire transfer to the Purchase Price Bank Account of immediately available, good funds on the Closing Date;

(b) an amount equal to twenty-five percent (25%) of the Interim Price Adjustment (the “Price Adjustment Deposit”) shall be deposited with the Escrow Agent on the Closing Date pursuant to the Price Adjustment Escrow Agreement, in accordance with Section 2.07(b);

(c) the amount of the Asserted Cure Costs shall be deposited with the Escrow Agent on the Closing Date pursuant to the Asserted Cure Costs Escrow Agreement, in accordance with Section 2.09(a);

(d) the amount of the Purchaser’s Deposit plus all accrued interest thereon shall be deemed to be paid by the Purchaser by the release of such amount on the Closing Date to or for the account of the Sellers by the Escrow Agent, pursuant to the Deposit Escrow Agreement and in accordance with Section 2.14; and

(e) the Purchase Price shall be adjusted after the Closing to reflect any difference between the Interim Price Adjustment and the Actual Price Adjustment, as provided in Section 2.08(d).

SECTION 2.05 Allocation of the Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as of the Closing Date in accordance with a schedule to be agreed upon by Sellers and Purchaser prior to the Closing Date (the “Allocation”). If the Sellers and the Purchaser are unable to agree upon the Allocation by the Closing Date, then they will each be at liberty to allocate the Purchase Price among the Purchased Assets, in their reasonable discretion; provided however that the Allocation shall in any event include an allocation to the Raw Materials, Finished Goods and Residuals Inventories in an amount equal to the value for the same as of the Effective Time, as determined for purposes of calculating the Actual Price Adjustment. Any subsequent adjustments to the Purchase Price shall be reflected in the Allocation in a manner consistent with Section 1060 of the Tax Code and the Regulations thereunder. Subject to the foregoing provisions of this Section 2.05, for all Tax purposes, the Purchaser and the Sellers agree that the Transactions shall be reported in a manner consistent with the terms of this Agreement, including the Allocation, and that neither of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise. The Sellers and the Purchaser agree to cooperate with each other in preparing IRS Form 8594, and to furnish the other with a copy of such form prepared in draft form within a reasonable period before its filing due date.

SECTION 2.06 Purchaser’s Deposit. (a) Within two (2) Business Days of execution of this Agreement, the Purchaser shall pay to the Sellers a good faith deposit in the amount of $8.8 million (the “Purchaser’s Deposit”) by wire transfer of immediately available good funds. The Purchaser’s Deposit shall be held in escrow by the Escrow Agent in accordance with the terms of the Deposit Escrow Agreement.

(b) Without limiting the rights of the parties hereunder, and subject to terms of the Deposit Escrow Agreement: (i) if this Agreement is terminated by the Sellers or the Purchaser for any of the reasons set forth in Section 8.01(a), (b), (d) or (e) hereof, then the Purchaser’s Deposit, plus any accrued interest thereon, shall be returned to the Purchaser; (ii) if this Agreement is terminated by the Sellers for the reason set forth in Section 8.01(c), then the Sellers shall be entitled to retain the Purchaser’s Deposit, plus any accrued interest thereon; and (iii) at the Closing, the Purchaser shall cause the Escrow Agent to transfer to the Purchase Price Bank Account the Purchaser’s Deposit, plus any accrued interest thereon.

SECTION 2.07 Interim Price Adjustment. (a) Not less than five (5) nor more than ten (10) Business Days prior to the Closing Date, the Sellers shall deliver a calculation of the Interim Price Adjustment to the Purchaser. The Interim Price Adjustment shall be based upon the Mills segment balance sheet components of Seller’s trial balance, adjusted as provided in Exhibit 1.01(f), as at the last day of the month immediately preceding the Closing Date unless the Closing Date occurs within the first fifteen (15) days of a month, in which case the trial balance for the previous month shall be used.

(b) On the Closing Date, the Purchaser shall deliver to and deposit in trust with the Escrow Agent, pursuant to the terms of a Price Adjustment Escrow Agreement entered into among Sellers, the Purchaser, and the Escrow Agent, in substantially the form attached as Exhibit 2.07(b) (the “Price Adjustment Escrow Agreement”), an amount equal to the Price Adjustment Deposit. Interest earned on the Price Adjustment Deposit shall be deemed a part of the Price Adjustment Deposit for all purposes of this Agreement. The Price Adjustment Deposit shall be released in accordance with Section 2.08. The Sellers and the Purchaser shall each pay, and shall each be liable only for, one-half of the Escrow Agent’s escrow fees and charges in connection with the Price Adjustment Deposit escrow account.

SECTION 2.08 Actual Price Adjustment. (a) Promptly following the Closing, Representatives of Sellers and the Purchaser shall jointly conduct a physical count of the Raw Materials, Finished Goods and Residuals Inventories as of the Effective Time.

(b) Within twenty (20) Business Days after the Closing Date, the Purchaser shall deliver a written calculation of the Actual Price Adjustment to the Sellers to obtain agreement with respect to the amount thereof. If the Sellers and the Purchaser agree in writing on the amount of the Actual Price Adjustment, then such amount shall be as they have agreed.

(c) If the Sellers and the Purchaser are unable to agree upon any item(s) of the Actual Price Adjustment within twenty (20) Business Days after delivery by the Purchaser of the written calculation pursuant to Section 2.08(b), then the item(s) in dispute shall be referred by the parties to, and shall be determined by, the Independent Accounting Firm. In such event: (i) each party shall be entitled, but not obligated, to: (A) furnish to the Independent Accounting

Firm such working papers and other documents and information relating to the disputed item(s) as are in the possession or control of such party; (B) present to the Independent Accounting Firm the basis for its view with respect to the disputed item(s); and (C) discuss the determination of the disputed item(s) with the Independent Accounting Firm; (ii) the determination by the Independent Accounting Firm shall be final and binding on the parties; and (iii) the fees and disbursements of the Independent Accounting Firm shall be allocated between the Sellers and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so referred to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted. The Sellers and the Purchaser shall direct the Independent Accounting Firm to use all reasonable efforts to issue to the parties its determination of the disputed items within thirty (30) day after such disputed items are referred to the Independent Accounting Firm.

(d) On the third Business Day following agreement of the parties with respect to the Actual Price Adjustment, as provided in Section 2.08(b), or if the parties are unable to reach agreement, the resolution of any disputed item(s) by the Independent Accounting Firm pursuant to Section 2.08(c), the appropriate adjusting payment shall be made in accordance with this Section 2.08(d) as follows:

(i) if the Actual Price Adjustment, as determined in accordance with this Section 2.08, is equal to or greater than the Interim Price Adjustment, then: (A) the Price Adjustment Deposit shall be released to Sellers by the Escrow Agent; and (B) the Purchaser shall pay to the Sellers an amount equal to the difference, if any, between the Actual Price Adjustment and Interim Price Adjustment (the “Price Adjustment Delta”) by wire transfer of immediately available, good funds;

(ii) if the Actual Price Adjustment, as determined in accordance with this Section 2.08, is less than the Interim Price Adjustment and the Price Adjustment Delta is less than the Price Adjustment Deposit, then: (A) an amount equal to the Price Adjustment Delta shall be released to the Purchaser from the Price Adjustment Deposit by the Escrow Agent; and (B) the balance of the Price Adjustment Deposit shall be released to the Sellers by the Escrow Agent; and

(iii) if the Actual Price Adjustment, as determined in accordance with this Section 2.08, is less than the Interim Price Adjustment and the Price Adjustment Delta is greater than the Price Adjustment Deposit, then: (A) the Price Adjustment Deposit shall be released to the Purchaser by the Escrow Agent; and (B) the Sellers shall pay to the Purchaser by wire transfer of immediately available, good funds an amount equal to the excess of the Price Adjustment Delta over the Price Adjustment Deposit.

SECTION 2.09 Cure Costs. (a) The Purchaser agrees to satisfy as and when due, all Cure Costs. On the Closing Date, the Purchaser shall deliver to and deposit in trust with the Escrow Agent, pursuant to the terms of a Cure Costs Escrow Agreement to be entered into among Sellers, the Purchaser and the Escrow Agent, in substantially the form attached as Exhibit 2.09(a) (the “Asserted Cure Costs Escrow Agreement”), an amount equal to the Asserted Cure Costs (the “Asserted Cure Costs Deposit”). Interest on the Asserted Cure Costs Deposit

shall be deemed a part of the Asserted Cure Costs Deposit for all purposes of this Agreement. The Asserted Cure Costs Deposit shall only be released in accordance with Section 2.09(b). The Sellers and the Purchaser shall each pay, and shall each be liable for, one-half of the Escrow Agent’s escrow fees and charges in connection with the Asserted Cure Costs Deposit escrow account.

(b) As and when any Asserted Cure Costs become Determined Cure Costs, (i) the amount of such Determined Cure Costs shall be released from the Asserted Cure Costs Deposit to the Purchaser by the Escrow Agent, and (ii) if any such Asserted Cure Costs are greater than the corresponding Determined Cure Costs, then the amount equal to the difference between such Asserted Cure Costs and the corresponding Determined Cure Costs shall be released from the Asserted Cure Costs Deposit to the Sellers by the Escrow Agent, in each case in accordance with the terms of the Asserted Cure Costs Escrow Agreement. After all Asserted Cure Costs have become Determined Cure Costs, the balance of the Asserted Cure Costs Deposit shall be released to the Sellers in accordance with the terms of the Asserted Cure Costs Escrow Agreement.

SECTION 2.10 Forestry Services Payments. (a) Not less than five (5) nor more than ten (10) Business Days prior to the anticipated Closing Date, the Sellers shall deliver to the Purchaser a detailed written calculation (the “Forestry Services Statement”) of the amount (the “Forestry Services Amount”) of the Forestry Services as at such anticipated Closing Date to obtain agreement with respect to the amount thereof. The Forestry Services Statement shall include such supporting data as may reasonably be required in order to confirm the Forestry Services Amount. If the Sellers and the Purchaser agree in writing on the Forestry Services Amount, then such amount shall be as they have agreed.

(b) At the Closing, the Purchaser shall assume and agree to perform all of the Forestry Services (notwithstanding the amount paid to the Purchaser by the Sellers for the assumption and agreement to perform the Forestry Services by the Purchaser), and the Sellers shall pay to the Purchaser the amount of the Forestry Services Amount as indicated in the Forestry Services Statement (the “Interim Forestry Services Payment”) by completed wire transfer of immediately available, good funds on the Closing Date.

(c) If the Sellers and the Purchaser are unable to agree upon the Forestry Services Amount within sixty (60) Business Days after the Closing Date, then the item(s) in dispute shall be referred by the parties to, and shall be determined by, the Silviculture Expert. In such event: (i) each party shall be entitled, but not obligated, to: (A) furnish to the Silviculture Expert such working papers and other documents and information relating to the disputed item(s) as are in the possession or control of such party; (B) present to the Silviculture Expert the basis for its view with respect to the disputed item(s); and (C) discuss the determination of the disputed item(s) with the Silviculture Expert; (ii) the determination by the Silviculture Expert shall be final and binding on the parties; and (iii) the fees and disbursements of the Silviculture Expert shall be allocated between the Sellers and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so referred to the Silviculture Expert that is unsuccessfully disputed by each such party (as finally determined by the Silviculture Expert) bears to the total amount of such remaining disputed items so submitted. The Sellers and the Purchaser shall direct the Silviculture Expert to use all reasonable efforts to issue to the parties its determination of the disputed items within thirty (30) days after such disputed items are referred to the Silviculture Expert.

(d) On the third Business Day following the agreement of the parties with respect to the Forestry Services Amount, as provided in Section 2.10(a), or, if the parties are unable to reach agreement, the determination of any disputed item(s) by the Silviculture Expert pursuant to Section 2.10(c), then:

(i) if the Forestry Services Amount, as agreed upon or determined in accordance with Section 2.10(a) or Section 2.10(c), as may be applicable, is less than the Interim Forestry Services Payment, then the Purchaser shall forthwith pay the amount of such difference to the Sellers by wire transfer of immediately available, good funds to the Purchase Price Bank Account; or

(ii) if the Forestry Services Amount, as agreed upon or determined in accordance with Section 2.10(a) or Section 2.10(c), as may be applicable, is greater than the Interim Forestry Services Payment, then the Sellers shall pay the amount of such difference to the Purchaser by wire transfer of immediately available, good funds to such account as the Purchaser may designate for such purposes.

SECTION 2.11 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities and the Forestry Services contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time on the third Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Section 7.01 and Section 7.02, or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing (the “Closing Date”); provided however that if all of the Surplus TFL Lands have not been removed from TFL 23 by such date in accordance with the Forest Act (British Columbia), then the Sellers may by notice in writing to the Purchaser extend the Closing Date to a date no later than April 23, 2008.

SECTION 2.12 Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

(a) a true copy of each of the Transaction Approval Orders, as entered by the Bankruptcy Court and the Canadian Court, respectively;

(b) the Bill of Sale, copies of the Deeds for the Owned Real Property located in the United States of America to be recorded with copies of all required Conveyance Tax stamps affixed, the Omnibus Assignment of Lease, the Assignment of Transferred Intellectual Property and such other instruments, in form and substance reasonably satisfactory to the Purchaser, as may be reasonably requested by the Purchaser to effect the transfer of the Purchased Assets to the Purchaser, or to register or evidence such transfer on the public records, in each case duly executed by the applicable Seller;

(c) executed counterparts of the Price Adjustment Escrow Agreement and the Asserted Cure Costs Escrow Agreement;

(d) executed counterparts of each Ancillary Agreement to which any of the Sellers is a party other than the Ancillary Agreements delivered pursuant to Section 2.12(b) and (c);

(e) a receipt for the amount contemplated by Section 2.04(a);

(f) the Interim Forestry Services Payment, as contemplated by Section 2.10(b), by wire transfer in immediately available funds to a bank account designated by the Purchaser;

(g) a certificate of non-foreign status pursuant to section 1.1445-2(b)(2) of the Regulations for each Seller that is selling a United States real property interest within the meaning of section 897(c) of the Tax Code;

(h) a certificate of residency for the purposes of the Tax Act for each of the Sellers;

(i) executed counterparts of the GST election referred to in Section 5.16(c); and

(j) a certificate of a duly authorized officer of each of the Sellers certifying as to the matters set forth in Section 7.02(a).

SECTION 2.13 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered,

(a) to the Sellers:

(i) (A) the amount contemplated by Section 2.04(a), by wire transfer in immediately available funds; and (B) the Purchaser’s Deposit, plus any accrued interest thereon, in each case, to the Purchase Price Bank Account;

(ii) executed counterparts of the Bill of Sale, the Price Adjustment Escrow Agreement, the Omnibus Assignment of Lease, the Assignment of Transferred Intellectual Property and such other instruments, in form and substance satisfactory to the Sellers, as may be requested by the Sellers, to effect the assumption by the Purchaser of the Assumed Liabilities and the assumption of and agreement to perform the Forestry Services and to evidence such assumption and agreement to perform on the public records;

(iii) executed counterparts of each Ancillary Agreement (other than the Ancillary Agreements delivered pursuant to Section 2.13(a)(i)) to which the Purchaser is a party;

(iv) a receipt for the Interim Forestry Services Payment in accordance with Section 2.10(b);

(v) a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 7.01(a); and

(vi) executed counterparts of the GST election referred to in Section 5.16(b); and

(b) to the Escrow Agent, the Asserted Cure Costs Deposit in accordance with Section 2.09(a) and the Price Adjustment Deposit in accordance with Section 2.07(b).

SECTION 2.14 Registration of Transfers of Real Property. (a) All closing documents shall be executed and placed into escrow at the offices of the Sellers’ Solicitors at 12:00 p.m. New York time on the Business Day before the Closing Date, except an original court certified copy of the Transaction Approval Order issued by the Canadian Court (the “Canadian Transaction Approval and Vesting Order”), which will be placed into escrow at the offices of the Sellers’ Canadian Solicitors by 12:00 p.m. New York time on the Business Day before the Closing Date, and except a Land Title Act (British Columbia) form 17 application, property transfer tax forms and sufficient funds to pay the property transfer tax for the Owned Real Property located in Canada that is to be transferred to the Purchaser by the registration of the Canadian Transaction Approval and Vesting Order in the Land Title Office, which will be executed and placed into escrow at the offices of the Purchaser’s Solicitors (with copies of the form 17 and the property transfer tax forms provided to the Sellers’ Canadian Solicitors) by 12:00 p.m. New York time on the Business Day before the Closing Date. The Purchaser shall provide the monies referred to in Section 2.04(a), Section 2.04(b) and Section 2.04(c) to the Purchaser’s Solicitors in trust by the same deadline. The closing documents and the monies referred to in Section 2.04(a), Section 2.04(b) and Section 2.04(c) shall then be held in escrow until released as provided in this Section 2.14. Upon all closing documents being escrowed and receipt by the Sellers’ Solicitors and the Sellers’ Canadian Solicitors of written confirmation from the Purchaser’s Solicitors that they hold the monies referred to in Section 2.04(a), Section 2.04(b) and Section 2.04(c) in trust, the Canadian Transaction Approval and Vesting Order shall be released to the Purchaser’s Solicitors on trust conditions and undertakings of the Purchaser’s Solicitors approved by the Sellers’ Canadian Solicitors and the Purchaser’s Solicitors, both acting reasonably, and failing such agreement as arbitrated by an independent real estate solicitor qualified and actively practicing real estate law in Vancouver, British Columbia agreed to by the Sellers’ Canadian Solicitors and the Purchaser’s Solicitors or, failing such agreement, appointed by the Canadian Court upon application of either the Purchaser or the Sellers. Forthwith upon receipt by the Purchaser’s Solicitors of the Canadian Transaction Approval and Vesting Order, and provided at that time none of the conditions to Closing contained in Article VII that have not been waived remain unfulfilled, the Purchaser shall cause the Purchaser’s Solicitors to submit the Canadian Transaction Approval and Vesting Order with the form 17, the property transfer tax forms and payment of the property transfer tax for registration in the Land Title Office on the Closing Date. The undertakings of the Purchaser’s Solicitors shall include an undertaking from the Purchaser’s Solicitors to the Sellers and the Sellers’ Canadian Solicitors that if the monies referred to in Section 2.04(a) are not paid to the Sellers on the Closing Date and the monies referred to in Section 2.04(b) and Section 2.04(c) are not paid to the Escrow Agent pursuant to the Price Adjustment Escrow Agreement and the Asserted Cure Costs Escrow Agreement, respectively, on the Closing Date, the Purchaser’s Solicitors will, upon the written request of the Sellers or the Sellers’ Canadian Solicitors, forthwith request that the registration of the Canadian

Transaction Approval and Vesting Order be withdrawn and cancelled. Forthwith upon submitting the Canadian Transaction Approval and Vesting Order for registration in the Land Title Office on the Closing Date the Purchaser will instruct the Purchaser’s Solicitors to conduct post-filing land title searches of the Owned Real Property for which the Canadian Transaction Approval and Vesting Order has been deposited for registration and if the post-filing land title searches of such Owned Real Property show pending numbers assigned to the Canadian Transaction Approval and Vesting Order, the Purchaser shall instruct the Purchaser’s Solicitors to provide written notification of same to the Sellers’ Solicitors and the Sellers’ Canadian Solicitors and provided at that time none of the conditions to Closing contained in Article VII that have not been waived remain unfulfilled the Purchaser shall cause the Purchaser’s Solicitors to deliver to the Sellers at the Closing the monies referred to in Section 2.04(a) and to the Escrow Agent the monies referred to in Section 2.04(b) and Section 2.04(c), the Sellers shall cause the Sellers’ Solicitors to deliver to the Purchaser the monies referenced in Section 2.10(b), and the closing documents held in escrow pursuant to this Section 2.14 shall be delivered at the Closing to the appropriate party. If such post-filing land title searches are not received by the Closing Date or if such post-filing land title searches do not show pending numbers assigned to the Canadian Transaction Approval and Vesting Order, or if at that time any of the conditions to Closing contained in Article VII that have not been waived are unfulfilled, then the Purchaser shall, upon the written request of the Sellers’ Solicitors or the Sellers’ Canadian Solicitors, forthwith cause the Purchaser’s Solicitors to apply to the Land Title Office for withdrawal of the Canadian Transaction Approval and Vesting Order and execute and deliver to the Seller all instruments required to reconvey the Owned Real Property for which the Canadian Transaction Approval and Vesting Order was deposited for registration to the Sellers, all without prejudice to any rights or remedies of the parties under this Agreement, and upon receipt by the Purchaser’s Solicitors of the withdrawn Canadian Transaction Approval and Vesting Order and delivery of the Canadian Transaction Approval and Vesting Order to the Sellers, the Purchaser’s Solicitors shall be entitled to release the monies referred to in Section 2.04(a), Section 2.04(b) and Section 2.04(c) to the Purchaser, together with any and all interest earned thereon, the Sellers’ Solicitors shall be entitled to release the monies referred to in Section 2.10(b) to the Seller, together with any and all interest earned thereon and the remaining documents held by the solicitors shall be redelivered to the relevant maker or makers thereof for cancellation, without in any way impairing the rights and obligations of the parties to one another under this Agreement.

(b) Notwithstanding anything in this Section 2.14 to the contrary, all deeds and associated transfer documents (including transfer tax forms) for the Owned Real Property located in the United States (the “US Owned Real Property Transfer Documents”) shall be executed and placed into escrow with the title insurance company (the “Title Company”) for recordation with the applicable county clerks or county recorder’s office, as the case may be in each county where the Owned Real Property will be transferred pursuant to this Agreement. The Title Company shall hold in escrow all U.S. Owned Real Property Transfer Documents for recordation until instructed to release and record such documents pursuant to written notice from both Sellers’ Solicitors and Purchaser’s Solicitors on the Closing Date. Upon such notice, the Title Company shall record all applicable documents and return copies of the recorded documents to Purchaser’s Solicitors.

SECTION 2.15 Post-Closing Notification. Upon completion of the Closing, the Purchaser and Sellers will confirm the completion in writing to the Minister of Forests of British Columbia within seven (7) days after the completion as required by section 54.2 of the Forest Act (British Columbia).

SECTION 2.16 Landfill Price Adjustment. As an inducement for the Purchaser to include the Castlegar Landfill Site as a Purchased Asset and an allowance for the potential environmental remediation and landfill closure costs that are anticipated in connection with the Castlegar Landfill Site, the Purchase Price shall be reduced by $4 million (the “Landfill Price Adjustment”).

SECTION 2.17 Wind-Up Deficiency. (a) Prior to the Closing Date, the Sellers shall cause Mercer (Canada) Limited to prepare, and provide to the Purchaser, a letter showing the estimated actuarial valuation for funding purposes of the PTL Retirement Plan for Employees represented by the Canadian Merchant Service Guild, as amended (the “CMSG Plan”), as at December 31, 2007, which letter shall be addressed to the Purchaser. Any estimated deficiency in the Wind-up Financial Position of such plan as shown in such letter, and after giving effect to any additional contributions required to be made by Sellers from January 1, 2008 to the Closing Date as reflected in such letter, is the “Wind-up Deficiency.”

(b) Within twenty (20) Business Days after the Closing Date, Sellers shall cause Mercer (Canada) Limited to prepare a report showing the actual actuarial valuation for funding purposes of the CMSG Plan as at the Closing Date (the “Closing Date Mercer Report”) and provide a copy of such Closing Date Mercer Report to the Purchaser under a transmittal letter from Mercer (Canada) Limited addressed to the Purchaser. Any difference between the Wind-Up Deficiency and the deficiency, if any, in the Wind-Up Financial Position as shown in the Closing Date Mercer Report (after giving effect to any additional contributions required to be made by Sellers from January 1, 2008 to the Closing Date as reflected therein or in the transmittal letter) (the “Closing Date Wind-Up Deficiency”), shall be paid as follows:

(i) if the Closing Date Wind-Up Deficiency is less than the Wind-Up Deficiency, then the Purchaser shall forthwith pay the amount of such difference to the Sellers by wire transfer of immediately available, good funds to the Purchase Price Bank Account; and

(ii) if the Closing Date Wind-Up Deficiency is greater than the Wind-Up Deficiency, then the Sellers shall forthwith pay the amount of such difference to the Purchaser by wire transfer of immediately available, good funds to such account as the Purchaser may designate for such purposes.

(c) Any letters or reports prepared pursuant to this Section 2.17 shall be prepared in accordance with accepted actuarial practice and the Wind-up Deficiency and Closing Date Wind-up Deficiency shall be determined in accordance with the standards set by the Pension Benefits Standards Act (British Columbia).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the SEC Reports, the Sellers hereby represent and warrant to the Purchaser, as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date, as follows:

SECTION 3.01 Organization, Authority and Qualification of the Sellers. Except as a result of the commencement of the Chapter 11 Cases and the Canadian Proceedings, each of the Sellers is a corporation or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and, subject to obtaining the approval of the Bankruptcy Court and Canadian Court, has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder, and to consummate the Transactions. Each of the Sellers is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its respective business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing: (a) has resulted from the commencement or continuance of the Chapter 11 Cases or the Canadian Proceedings; or (b) would not: (i) adversely affect the ability of such Seller to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the Transactions; or (ii) otherwise have a Material Adverse Effect. Subject to obtaining the Approval Orders from the Bankruptcy Court and Canadian Court, the execution and delivery of this Agreement and the Ancillary Agreements by each Seller, the performance by each Seller of its obligations hereunder and thereunder, and the consummation by each Seller of the Transactions have been duly authorized by all requisite action on the part of such Seller and its stockholders or partners, as the case may be. This Agreement has been, and upon their execution, the Ancillary Agreements shall have been, duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by the Purchaser), subject to the approval of the Bankruptcy Court and Canadian Court, this Agreement constitutes, and, upon their execution, the Ancillary Agreements shall, constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

SECTION 3.02 No Conflict. Subject to the approval of the Bankruptcy Court and the Canadian Court, and assuming that all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained, all filings and notifications listed in Section 3.03 of the Disclosure Schedule have been made, and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers do not and will not, except as set forth in Section 3.02 of the Disclosure Schedule: (a) violate, conflict with or result in the breach of the certificate of incorporation, articles or bylaws (or similar organizational documents) of any of the Sellers; (b) conflict with or violate any Law or Governmental Order applicable to any of the Sellers; or

(c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any of the Sellers is a party, except to the extent that any such rights of termination, acceleration or cancellation are not enforceable due to operation of the Bankruptcy Code or CCAA, and except, in the case of clauses (b) and (c), as would not: (i) materially and adversely affect the ability of any of the Sellers to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the Transactions; or (ii) otherwise have a Material Adverse Effect.

SECTION 3.03 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Sellers do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except: (a) the approval of the Bankruptcy Court and the Canadian Court; (b) as described in Section 3.03 of the Disclosure Schedule, (c) compliance with and filing under the pre-merger notification and waiting period requirements of the HSR Act, and the Competition Act, and any compliance with, filings under or approval required under, the antitrust laws of any other relevant jurisdiction; (d) any applicable requirements under the ICA; (e) any notices to proceed and other consents required under the Forest Act (British Columbia), including the notice to proceed under section 54.1 of the Forest Act (British Columbia); (f) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Sellers of the Transactions, and would not have a Material Adverse Effect; or (g) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.

SECTION 3.04 SEC Filings; Financial Statements; Undisclosed Liabilities. (a) PTI has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since January 1, 2005 (collectively, the “SEC Reports”). The SEC Reports (i) were prepared in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Sellers, other than PTI, is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of PTI and its consolidated subsidiaries, as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

SECTION 3.05 Litigation. Except for the Chapter 11 Cases and Canadian Proceedings, and any and all Actions arising therefrom or related thereto, and as set forth in Section 3.05 of the Disclosure Schedule, as of the date hereof there is no Action by or against any of the Sellers and relating to the Business, pending before any Governmental Authority, that would: (a) adversely affect the ability of any of the Sellers to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the Transactions; (b) reasonably be expected to have the effect of preventing, making illegal or otherwise materially interfering with the Transactions; or (c) otherwise have a Material Adverse Effect.

SECTION 3.06 Compliance with Laws. Except as set forth in Section 3.06 of the Disclosure Schedule and as would not: (a) adversely affect the ability of any the Sellers to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the Transactions; or (b) otherwise have a Material Adverse Effect, the Sellers have conducted and continue to conduct the Business in accordance with all Laws and Governmental Orders applicable to the Business, and the Sellers are not in violation of any such Law or Governmental Order.

SECTION 3.07 Sufficiency of Purchased Assets. The Purchased Assets, together with the Excluded Assets, constitute all of the assets material to the Sellers’ conduct of the Business prior to the date of this Agreement.

SECTION 3.08 Real Property Interests. (a) Section 2.01(a)(i)(A) of the Disclosure Schedule lists the street address, and the current owner, of each parcel of real property in which PTL or PTSLP have fee title (or equivalent) interest, to the extent used in the conduct of the Business, other than any real property set forth in Section 2.01(a)(x) or Section 2.01(b)(ix) of the Disclosure Schedule. Except as would not have a Material Adverse Effect or except as described in Section 3.08(a) of the Disclosure Schedule: (i) to the Sellers’ Knowledge, each Seller listed on Section 2.01(a)(i)(A) of the Disclosure Schedule as owner of a parcel of Owned Real Property has title in fee simple to such parcel free and clear of all Liens, except Permitted Encumbrances; (ii) to the extent as are in the Sellers’ possession, the Sellers have made available to the Purchaser copies of each deed for each parcel of Owned Real Property.

(b) Section 2.01(a)(i)(B) of the Disclosure Schedule lists the street address of each parcel of real property leased or subleased by any Seller as tenant or subtenant, as the case may be, to the extent used in the conduct of the Business, and the identity of the lessee of each such parcel of Leased Real Property, other than any real property set forth in Section 2.01(a)(x) of the Disclosure Schedule or any real property leased or subleased pursuant to a lease set forth in Section 2.01(b)(ix) of the Disclosure Schedule. The Sellers have delivered to the Purchaser, copies of the leases in effect at the date hereof relating to the Leased Real Property, other than as would not have a Material Adverse Effect, and, except as set forth on Section 2.01(a)(i)(B) of the Disclosure Schedule, there has not been any sublease or assignment entered into by any of the Sellers in respect of the leases relating to the Leased Real Property.

SECTION 3.09 Tangible Personal Property. All material tangible personal property owned by the Sellers that is used in the Business is located at the Mills, Reload Facilities, Permitted and Licensed Crown Lands, at the Portland Premises or at the land listed in Section 2.01(a)(x) of the Disclosure Schedule. Section 3.09 of the Disclosure Schedule contains a true and complete list of all machinery, equipment, motor vehicles, furnishings, trade fixtures, chattels, and other tangible personal property owned by Sellers and used principally in connection with the Business as of the date of this Agreement (other than items (a) of tangible personal property the cost of which to Sellers was less than $20,000; (b) that are Excluded Assets or GRFC Assets).

SECTION 3.10 Intellectual Property. Section 3.10 of the Disclosure Schedule sets forth a true and complete list of all Registered Transferred Intellectual Property. Except as set forth in Section 3.10 of the Disclosure Schedule or as would not have a Material Adverse Effect: (a) a Seller is the owner of the entire right, title and interest in and to each item of Registered Transferred Intellectual Property; (b) to the Knowledge of the Sellers, no Person is engaging in any activity that infringes, misappropriates or otherwise violates any Registered Transferred Intellectual Property; and (c) there is no Action pending or, to the Knowledge of the Sellers, threatened in writing, against any Seller alleging that the use of any Transferred Intellectual Property infringes, misappropriates or otherwise violates the Intellectual Property rights of any third party. The Purchaser acknowledges that the representations and warranties contained in Section 3.10(b) and Section 3.10(c) are the only representations and warranties being made in this Agreement with respect to infringement, misappropriation or other violation of Intellectual Property.

SECTION 3.11 Permits and Licenses. Section 3.11 of the Disclosure Schedule contains a complete and accurate list of all material licenses, permits, approvals, consents, certificates, registrations, and authorizations (governmental, regulatory, or otherwise) held by or issued to Sellers in respect of the Business other than the GFRC Assets.

SECTION 3.12 Timber Tenures. Except as disclosed in Section 3.12 of the Disclosure Schedule:

(a) to the Sellers’ Knowledge, each Timber Tenure is validly subsisting and all levies, fees, rentals, charges, dues, stumpage and other costs payable up to Closing under each Timber Tenure have been or will be paid by the Sellers, except for current levies, fees, charges, dues, rentals, stumpage and other costs that shall be paid by Sellers following the Closing Date;

(b) to the Sellers’ Knowledge, the Sellers have observed and performed in all material respects all covenants, agreements and obligations on its part to be observed or performed under the provisions of the Timber Tenures and all applicable Laws;

(c) the Sellers has not received any written notice of breach by the Sellers of any Timber Tenure or applicable Law that has not been remedied by Sellers or abandoned by the Person alleging such breach; and

(d) other than as contemplated by the Forestry Revitalization Act (British Columbia), no Governmental Authority has given any written notice to the Sellers since January 1, 2003 with respect to one or more of the Timber Tenures which would have the effect of reducing, impairing, suspending or terminating in a material manner such Timber Tenure or any rights or privileges attached thereto.

SECTION 3.13 Employee Benefit Matters. (a) Employee Plans and Material Documents. Section 3.13(a) of the Disclosure Schedule lists: (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements in which any Employee participates, and all employment, termination, severance or other contracts or agreements with any Employee, to which any of the Sellers is a party, with respect to which any Seller has any obligation or which are maintained, contributed to or sponsored by a Seller for the benefit of any Employee; (ii) each employee benefit plan related solely to the Business for which any of the Sellers could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated; (iii) any plan related solely to the Business in respect of which any of the Sellers could incur liability under Section 4212(c) of ERISA; and (iv) any material Contracts between any of the Sellers or any of their Affiliates, and any Employee (collectively, the “Employee Plans”). Each Employee Plan is in writing, and the Sellers have made available to the Purchaser a true and complete copy of each Employee Plan.

(b) Compliance. Each Employee Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. Each of the Sellers has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and each Seller has no Knowledge of any material default or violation by any party to, any Employee Plan. No Action is pending or, to the Knowledge of the Sellers, threatened with respect to any Employee Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Sellers, no fact or event exists that could give rise to any such Action.

(c) Qualification of Certain Employee Plans. Each Employee Plan that is intended to be qualified under Section 401(a) of the Tax Code or Section 401(k) of the Tax Code has received a favorable determination letter from the IRS covering all of the provisions applicable to the Employee Plan for which determination letters are currently available, and each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Tax Code has received a determination letter from the IRS that it is so exempt, and, to the Knowledge of the Sellers, no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Employee Plan or the exempt status of any such trust.

SECTION 3.14 Collective Bargaining Agreements and Certifications. Except as listed in Section 3.14 of the Disclosure Schedule, with respect to the Employees, there are, and since January 1, 2003 have been, no (a) collective bargaining agreements in effect, (b) union certifications or applications for union certification outstanding, (c) union organizing drives, (d) voluntary recognitions of any union as the bargaining agent for any such Employees, or (e) material labor disputes, grievances, strikes, or lockouts, pending or threatened.

SECTION 3.15 Employee Controversies. To Seller’s Knowledge, except as disclosed in Section 3.15 of the Disclosure Schedule, since January 1, 2003, no written notice has been received by the Sellers of any material complaint filed or threatened by any of the Employees claiming that Sellers are in breach of the terms of any contract of employment or that

Sellers have violated any applicable Law with respect to employment matters. There are no outstanding Governmental Orders against the Sellers under any applicable Laws relating to occupational safety and health, or any other matters relating to employment or employees, in connection with the Business. Any levies, assessments, and penalties made in connection with the Business against the Sellers pursuant to applicable Laws relating to occupational safety and health, or any other matters relating to employment or employees, have been paid in full. Except as disclosed in Section 3.15, to Sellers’ Knowledge, the Sellers are not presently in violation of any applicable Law with respect to employment matters in connection with the Business.

SECTION 3.16 Taxes. Except as set forth in Section 3.16 of the Disclosure Schedule, and except for matters that would not have a Material Adverse Effect, (a) all Tax Returns in respect of Taxes required to have been filed with respect to the Business or the Purchased Assets have been timely filed (taking into account any extension of time to file granted or obtained), (b) all Taxes shown to be payable on such Tax Returns have been paid or will be timely paid, (c) none of the Sellers have received from any Governmental Authority any written notice of proposed adjustment, deficiency or underpayment of any Taxes relating to the Business or the Purchased Assets, other than a proposed adjustment, deficiency or adjustment that has been satisfied by payment or settlement, or withdrawn, (d) there are no Tax liens on any of the Purchased Assets (other than Permitted Encumbrances), and (e) all sales tax collected by any of the Sellers pursuant to the Social Service Tax Act (British Columbia) through to the Closing Date has and will be remitted as and when due, as required thereby.

SECTION 3.17 Material Contracts. (a) Section 3.17(a) of the Disclosure Schedule lists the material Contracts of the Sellers as of the date of this Agreement, but only to the extent such Contracts relate primarily to the Business and, except for being deemed an Excluded Asset by operation of Section 2.01(b)(xiv), would be transferred to the Purchaser hereunder (such Contracts, including any additional Contracts identified by Sellers after the date of this Agreement, being “Material Contracts”), other than any Contract that is only listed in Section 2.01(a)(x) of the Disclosure Schedule.

(b) Except as disclosed in Section 3.17(b) of the Disclosure Schedule, each Material Contract: (i) is valid and binding on the applicable Seller and, to the Knowledge of the Sellers, the counterparties thereto, and is in full force and effect; and (ii) upon consummation of the Transactions, except to the extent that any consents set forth in Section 3.02 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Except as disclosed in Section 3.17(b) of the Disclosure Schedule, the Sellers are not in breach of, or default under, any Material Contract to which any of them is a party, except for such breaches or defaults that would not have a Material Adverse Effect.

SECTION 3.18 Environmental Matters. Except as disclosed in Section 3.18 of the Disclosure Schedule or as would not have a Material Adverse Effect:

(a) the Sellers, to the extent related solely to the Business, are in compliance with all applicable Environmental Laws and have obtained, and are in compliance with, all Environmental Permits;

(b) no Hazardous Material is or, during the period of the Sellers’ ownership, has been used, treated, stored, generated, manufactured or otherwise handled on or at any of the Mills or, to the Sellers’ Knowledge, during the period of the Sellers’ ownership, has otherwise come to be located in, on or under any of the Mills;

(c) no Hazardous Materials are stored at any of the Mills except in quantities necessary to satisfy reasonably anticipated use;

(d) to Sellers’ Knowledge, no Hazardous Materials have been spilled, released, or discharged in a manner that would result in the contamination of any of the Owned Real Property or the Leased Real Property during the period of the Sellers’ ownership or occupation thereof;

(e) to Sellers’ Knowledge, no outstanding Liens (other than Permitted Encumbrances) have been placed on any of the Owned Real Property or the Leased Real Property under any Environmental Law;

(f) there are no written claims or proceedings pursuant to any Environmental Law pending or, to the Sellers’ Knowledge, threatened, against the Sellers to the extent relating to the Business; and (iv) the Sellers have provided the Purchaser with copies of any and all environmental site assessments, environmental audits, or reports or other similar studies or analyses generated within the last two years and in the Sellers’ possession that relate to the Purchased Assets; and

(g) there are no underground storage tanks at any of the Mills, including tanks that have been closed in place or are exempt from regulation.

(h) The Purchaser acknowledges that: (i) the representations and warranties contained in this Section 3.18 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws, or with respect to any environmental, health or safety matter, including natural resources, related in any way to the Business, including the Purchased Assets, or to this Agreement or its subject matter; and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

SECTION 3.19 Brokers. Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller. The Sellers are solely responsible for the fees and expenses of the Financial Advisor.

SECTION 3.20 Disclaimer of the Sellers. (A) THE BUSINESS, INCLUDING THE PURCHASED ASSETS, IS BEING SOLD ON AN “AS IS”, “WHERE IS” BASIS AS OF THE CLOSING AND IN ITS CONDITION AS OF CLOSING WITH “ALL FAULTS” AND, EXCEPT AS SET FORTH IN THIS ARTICLE III AND EXCEPT FOR ANY WARRANTIES OF TITLE CONTAINED IN ANY DEED TO ANY OWNED REAL PROPERTY DELIVERED AT THE CLOSING, NONE OF THE SELLERS, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES

OR OTHER REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR ANY OF THE PURCHASED ASSETS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE BUSINESS BY THE PURCHASER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED BY THE SELLERS OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING AND (B) NONE OF THE SELLERS, THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY INFORMATION RELATING TO THE BUSINESS, INCLUDING THE CONFIDENTIAL INFORMATION MEMORANDUM DATED AUGUST 2007 (THE “OFFERING MEMORANDUM”), AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

SECTION 3.21 Residency and Structure. Each of PTL and P&TF is a resident of Canada for the purposes of the Tax Act. The sole partners in PTSLP are PTL and P&TF. None of the Purchased Assets being acquired from PTI or PTLS under this Agreement is “taxable Canadian property” as defined in the Tax Act.

SECTION 3.22 GFRC. GFRC is a trustee that holds in trust for PTL the legal title in and to an undivided one-half interest in all of the real and personal property (tangible and intangible) and assets of GFRC, including such property and assets acquired by GFRC from Canadian Pacific Limited (“CPL”) under that certain Agreement for the Sale and Purchase of Railway Assets made November 17, 1992 between CPL, PTL, Canpar Industries and GFRC. A true and complete copy of the GFRC Operating Agreement has been delivered to the Purchaser and the same is in full force and effect and unamended as at the date hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows:

SECTION 4.01 Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of Purchaser to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the Transactions. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the Transactions have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by each of the Sellers) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

SECTION 4.02 No Conflict. Assuming compliance with the pre-merger notification and waiting period requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not and will not: (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation, articles or bylaws (or similar organizational documents) of the Purchaser; (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its respective assets, properties or businesses; or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the Transactions.

SECTION 4.03 Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except: (a) compliance with and filing under the pre-merger notification and waiting period requirements of the HSR Act, the Competition Act, and any compliance with, filings under or approval required under, the antitrust laws of any other relevant jurisdiction; (b) any applicable requirements under the ICA; or (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the Transactions.

SECTION 4.04 Financing. The Purchaser has sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to consummate all the Transactions. Upon the consummation of such transactions, (a) the Purchaser will not be insolvent, (b) the Purchaser will not be left with unreasonably small capital, (c) the Purchaser will not have incurred debts beyond its ability to pay such debts as they mature and (d) the capital of the Purchaser will not be impaired.

SECTION 4.05 Litigation. As of the date hereof, no Action by or against the Purchaser is pending or, to the best knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the Transactions.

SECTION 4.06 Brokers. Except for UBS Securities Canada Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser. The Purchaser shall be solely responsible for payment of the fees and expenses of UBS Securities Canada Inc.

SECTION 4.07 Independent Investigation; Sellers’ Representations. The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives. The Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Business for such purpose. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller or its representatives (except the specific representations and warranties of the Seller set forth in Article III and the schedules thereto). The Purchaser hereby agrees and acknowledges that (a) other than the representations and warranties made in Article III, none of the Sellers, their Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Purchased Assets or the Business including as to: (i) merchantability or fitness for any particular use or purpose; (ii) the operation of the Business by the Purchaser after the Closing in any manner other than as used and operated by the Seller; or (iii) the probable success or profitability of the Business after the Closing and (b) none of the Sellers, their Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to the Purchaser, its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Business, including the Offering Memorandum, and any information, documents or material made available to the Purchaser, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the Transactions.

SECTION 4.08 Investment Canada. The Purchaser is not a non-Canadian, as that term is defined in the ICA.

SECTION 4.09 GST and PST Registration Numbers. The Purchaser hereby represents that it is, or will be, duly registered for the purpose of the GST and PST prior to the Closing under the numbers that the Purchaser will provide to the Sellers prior to the Closing.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01 Bankruptcy Court and Canadian Court Approvals. Within five (5) Business Days of execution by all parties of this Agreement, the Sellers shall file with the Bankruptcy Court, and shall schedule in the Canadian Proceedings, motions, in form and substance reasonably acceptable to the Purchaser and Sellers, seeking (a) entry of orders from both the Bankruptcy Court and the Canadian Court (the “Bidding Procedures Orders”), both of which shall be in form and substance reasonably acceptable to the Purchaser and the Sellers, authorizing and approving the Bidding Procedures, as set forth in Exhibit 5.01; and (b) setting of hearings in both the Bankruptcy Court and the Canadian Court, on not less than 20 days’ notice, seeking entry of orders from the Bankruptcy Court and the Canadian Court, both of which shall be in form and substance reasonably acceptable to the Purchaser and Sellers (the “Transaction Approval Orders”), authorizing the Sellers to enter into this Agreement and to consummate the Transactions and, on Closing, vesting in the Purchaser all of the Sellers’ right, title and interest in and to the Purchased Assets, free and clear of all Liens, save and except for Permitted Encumbrances.

SECTION 5.02 Break-up Fee. The Purchaser shall be entitled, in consideration for the release of its rights under this Agreement, to payment of a break-up fee (the “Break-up Fee”) in cash in the amount of $3.2 million, plus any applicable GST, if the Purchaser is not in material breach of this Agreement (and has not otherwise terminated this Agreement pursuant to Section 8.01(e)) and: (a) the Bankruptcy Court and Canadian Court approve a Qualified Overbid other than the Purchaser’s Bid, and the closing of a transaction in respect of such other Qualified Overbid has occurred; or (b) the Sellers withdraw the motions for the Bidding Procedures Orders, and subsequently liquidate or otherwise dispose of the Purchased Assets, in one or a series of transactions.

SECTION 5.03 Expense Reimbursement. Subject to approvals by the Bankruptcy Court and the Canadian Court, respectively, the Purchaser shall be entitled to reimbursement for its documented, out-of-pocket expenses reasonably incurred in connection with the Transactions, not to exceed Seven Hundred Thousand Dollars ($700,000), plus any applicable GST (the “Expense Reimbursement”). Such Expense Reimbursement shall be paid to the Purchaser only if: (a) the Purchaser is not in breach or default of any provision of this Agreement, which breach or default has not been waived in writing by the Sellers; and (b) the Purchaser and has not otherwise terminated this Agreement pursuant to Section 8.01(e); and (c) either: (i) the Bankruptcy Court and Canadian Court approve a Qualified Overbid other than the Purchaser’s Bid, and the closing of a transaction in respect of such other Qualified Overbid has occurred; or (ii) the Sellers withdraw the motions for the Bidding Procedures Orders, and subsequently liquidate or otherwise dispose of the Purchased Assets, in one or a series of transactions.

SECTION 5.04 Assumption of Assigned Contracts; Shared Contracts. (a) At any time and from time to time prior to receipt of the Transaction Approval Orders, the Purchaser may, by written notice to Sellers, elect to exclude any one or more of the Material Contracts (including any part of a Shared Contract as described in Section 5.04(f) below, or any lease pursuant to which the Leased Real Property is leased by a Seller) and Permits and Licenses, from this transaction. Any Material Contract or Permit and License identified in such a notice (each, an “Excluded Contract”) shall no longer be an Assigned Contract or an Assigned Permit and License. There shall be no adjustment to the Purchase Price as a result of the Purchaser’s election to exclude any one or more of the Material Contracts or Permits and Licenses from this transaction pursuant to this Section 5.04(a).

(b) At the time of Closing, and subject to the approval of the Bankruptcy Court and the Canadian Court, the Sellers shall assume and then assign to the Purchaser, and the Purchaser shall assume from the Sellers, all the Assigned Contracts.

(c) The Purchaser shall bear, and make provision for the payment of, the cure and reinstatement costs and expenses (collectively, the “Cure Costs”) of the Assigned Contracts and the costs and expenses relating to the assumption and assignment of the Assigned Contracts. The Sellers shall be responsible for (i) the verification of all Cure Costs, including all administrative responsibilities associated therewith, and (ii) any costs or other payments payable to such counterparty in excess of the Cure Costs. The Sellers shall use their reasonable best efforts to establish the proper Cure Costs, if any, for each Assigned Contract, including the filing and prosecution of any and all appropriate proceedings in the Bankruptcy Court or the Canadian Court.

(d) Notwithstanding any provision in this Agreement to the contrary, from and after the date hereof through the Closing Date, the Sellers will not reject, without prior consent of the Purchaser, any Material Contract.

(e) From and after the Closing, the Purchaser shall be obligated to pay all amounts for services rendered and goods provided, in each case, from and after the Closing, under the Assigned Contracts in accordance with the terms and conditions of such Assigned Contracts. Any amounts for services rendered, and goods provided under the Material Contracts during the period before the Closing shall not be a Liability of Purchaser (unless such amounts are specifically included in the Assumed Liabilities to be assumed by the Purchaser).

(f) Any Contract listed in Section 5.04(f) of the Disclosure Schedule (each, a “Shared Contract”) shall be assigned in part to the Purchaser, if so assignable, on the Closing Date, so that the Purchaser shall be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to the Business. If any Shared Contract cannot be so partially assigned by its terms or otherwise, Purchaser and Sellers shall take such reasonable and permissible actions to cause the Shared Contract to be replaced with one or more Contracts for the benefit of Purchaser and one or more Contracts for the benefit of Sellers. Nothing in this paragraph (f) shall require Purchaser or any Seller to make any material payment, incur any material obligation or grant any material concession on behalf of the other party in order to effect any transaction contemplated by this paragraph (f).

SECTION 5.05 Conduct of Business Prior to the Closing. The Sellers covenant and agree that, except as described in Section 5.05 of the Disclosure Schedule, between the date hereof and the Closing Date, and except as a result of the Chapter 11 Cases and Canadian Proceedings, each Seller, to the extent related solely to the Business and taking into account past practice, its current and projected financial condition and the condition of the markets in which the Business operates: (i) shall conduct its business in the ordinary course in all material respects; (ii) shall use its reasonable efforts to preserve intact in all material respects the business organization of the Business; and (iii):

(A) will build all Mill log inventories to customary levels sufficient to operate the Mills through the 2008 spring-breakup period, as provided in Exhibit 5.05;

(B) will maintain all inventories of consumables and parts and supplies at customary levels;

(C) will maintain in force all existing policies of insurance against Loss relating to the Purchased Assets;

(D) will maintain in all material respects pre-existing credit terms and policies with respect to the sale of logs, dimension lumber and boards, wood pellets, sawdust, chips and other related products;

(E) without the prior written consent of Purchaser, will not sell, lease or otherwise transfer or dispose of any Mill or any other material Purchased Assets, or any interest therein, other than transfers and dispositions, including the sale of logs, dimension lumber and boards, wood pellets, sawdust, chips and other related products, made in the ordinary course of business;

(F) will not grant or announce any increase in the salaries, bonuses or other benefits payable by the Sellers to any of the employees to be offered employment by the Purchaser pursuant to Article VI, other than as required by Law, without the prior written consent of the Purchaser;

(G) will not hire any new employees or transfer employees from any other operations of the Sellers, if any such employees are to be offered employment by the Purchaser pursuant to Article VI, without the prior written consent of the Purchaser or except as may be required to replace any employees who terminate voluntarily;

(H) will not effect any involuntary termination of its employees who otherwise were to be offered employment by the Purchaser pursuant to Article VI, without providing the Purchaser with reasonable notice of the same and a reasonable opportunity to consult with the Sellers on the identification of the terminated employees;

(I) without the prior written consent of Purchaser, will not change any method of accounting or accounting practice or policy used by the Sellers (as it relates to the Business), other than such changes required by US GAAP;

(J) without the prior written consent of Purchaser, will not fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire;

(K) will use its commercially reasonable efforts to maintain in all material respects the relations and goodwill with Employees, suppliers, customers and others having business relationships with the Sellers in connection with the Mills and the Business; and

(L) without the prior written consent of Purchaser, will not agree to take any of the actions specified in this Section 5.05, except as contemplated by this Agreement and the Ancillary Agreements.

SECTION 5.06 Access to Information. From the date hereof until the Closing, upon reasonable notice, the Sellers shall, and shall cause their respective officers, directors, employees, agents, representatives, accountants and counsel to: (a) afford the Purchaser and its authorized representatives reasonable access to the offices, properties and books and records of the Sellers (to the extent relating to the Business); and (b) furnish to the officers, employees, and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the Business (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the applicable Seller’s personnel and in such a manner as not to interfere with the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be required to disclose any information to the Purchaser if such disclosure would, in the Sellers’ sole discretion: (i) cause significant competitive harm to the Business if the Transactions are not consummated, (ii) jeopardize any attorney-client or other legal privilege or (iii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.

SECTION 5.07 Damage or Destruction.

(a) Until the Closing, the Purchased Assets shall remain at the risk of the Sellers. In the event of any material damage to or destruction of any Mill or any other Purchased Asset (other than normal wear and tear) prior to the Closing (in any such case, a “Loss”), Sellers shall give notice thereof to the Purchaser and the Purchaser shall have the option, exercisable by notice to the Sellers given within five (5) Business Days after the Sellers’ notice of such Loss:

(i) To reduce the Purchase Price by an amount equal to (A) the estimated cost to repair or restore the Purchased Assets affected by such Loss (the “Affected Assets”) to substantially their condition immediately prior to the occurrence of such Loss or (B) if the Affected Assets are destroyed or damaged beyond repair, the replacement cost of the Affected Assets and, in either case, to complete this transaction as provided in this Agreement, in which event all insurance proceeds or other compensation payable on account of such Loss shall be retained by Sellers, or

(ii) To reduce the Purchase Price by an amount equal to the deductible amount under any policies of insurance covering such Loss, in which event all proceeds of insurance or other compensation for such Loss shall be payable to the Purchaser, all right and claim of Seller in and to any such amounts shall be assigned and (if previously received by Seller) paid to the Purchaser at the Closing, and the Purchaser shall complete this transaction as provided in this Agreement without any additional reduction in the Purchase Price, or

(iii) If such Loss results in a failure of the condition set forth in Section 7.02(a), to terminate this Agreement in accordance with Section 8.01.

(b) If Seller gives notice of a Loss pursuant to Section 5.07(a) within five (5) Business Days prior to the scheduled Closing Date, the Closing shall be postponed until the date which is five (5) Business Days after the later of (i) the date on which such notice is given by Seller and (ii) if applicable, the date on which any reduction to the Purchase Price is determined by an insurance adjuster pursuant to Section 5.07(c).

(c) If Purchaser elects to reduce the Purchase Price pursuant to Section 5.07(a)(i), the Sellers and the Purchaser shall negotiate in good faith in an effort to agree upon the amount of such reduction. If they are unable to reach agreement within five (5) Business Days after notice of the Loss is given by Sellers, then the amount of the reduction shall be determined by an independent, qualified insurance adjuster selected by the parties (or, if they are unable to agree on such selection, one appointed by the Bankruptcy Court upon application by either party).

SECTION 5.08 Confidentiality. (a) The terms of the letter agreement dated as of August 22, 2007 (the “Confidentiality Agreement”) between PTI and the Purchaser are hereby incorporated herein by reference, and shall continue in full force and effect until the Closing, at which time the confidentiality and employee non-solicitation obligations of the Purchaser under the Confidentiality Agreement shall terminate; provided, however, that such obligations shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) and those employees exclusively relating to the Business. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.

(b) Nothing provided to the Purchaser pursuant to Section 5.06 shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement. The Purchaser acknowledges and agrees that any Evaluation Material provided to the Purchaser pursuant to Section 5.06 or otherwise by PTI or any Representative (as defined in the Confidentiality Agreement) thereof shall be subject to the terms and conditions of the Confidentiality Agreement.

(c) Notwithstanding anything herein to the contrary, each party hereto (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions, and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of such transactions and all materials (including opinions and other tax analyses) that are provided relating to such treatment or structure.

SECTION 5.09 Regulatory and Other Authorizations; Notices and Consents. (a) The Purchaser and the Sellers shall each use their reasonable best efforts to promptly obtain all authorizations, notices to proceed, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make promptly its respective filing, if necessary, pursuant to the HSR Act and the Competition Act (the costs of which shall be payable by the Purchaser) with respect to the Transactions within ten (10) Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act or the Competition Act, and the Purchaser will promptly make all filings or notifications required under the ICA, if any. The Purchaser and Sellers each agree that, during the term of this Agreement, it will not withdraw its filing under the HSR Act or any other applicable antitrust, competition or trade regulation law without the written consent of the other party. The Purchaser and Sellers each agree that it will not enter into any timing agreement with any Governmental Authority without the written consent of the other party. The Sellers shall not be required to pay any fees, applicable Taxes or other payments to any Governmental Authorities in order to obtain any authorization, notice to proceed, consent, order or approval, including any made pursuant to the HSR Act, Competition Act or Forest Act (British Columbia), in connection with the Transactions.

(b) Without limiting the generality of the Purchaser’s undertaking pursuant to Section 5.09(a), the Purchaser agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any United States or non-United States governmental antitrust authority or any other party so as to enable the parties hereto to expeditiously close the Transactions as promptly as practicable, and in any event, no later than April 30, 2008 (the “Termination Date”), including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of such of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto, and the entry into such other arrangements as are required or advisable in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the Transactions. In addition, the Purchaser shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing by the Termination Date.

(c) Each party to this Agreement shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. None of the parties to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties to this Agreement will coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act. Subject to the Confidentiality Agreement, the parties to this Agreement will provide the other parties with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions.

(d) The Purchaser shall not take any action, or enter into any transaction or any agreement to effect any transaction (including any merger or acquisition but not including transactions or agreements in the ordinary course of business), that would reasonably be expected to make it more difficult to: (i) obtain the expiration or termination of the waiting period under the HSR Act applicable to the purchase of the Purchased Assets contemplated by this Agreement, (ii) obtain the approval under any applicable antitrust, competition or trade regulation law, (iii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would prevent the completion of the Transactions, or (iv) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the Transactions, in each case prior to the Termination Date.

SECTION 5.10 Permits and Licenses. (a) Commencing on the date of this Agreement, the parties, cooperating in good faith, shall use reasonable best efforts to take such steps, including the filing of any required applications with Governmental Authorities, as may be necessary (i) to effect the transfer of the Permits and Licenses to the Purchaser on or as soon as practicable after the Closing Date, to the extent such transfer is permissible under applicable Law, and (ii) to enable the Purchaser to obtain, on or as soon as practicable after the Closing Date, any additional licenses, permits, approvals, consents, certificates, registrations, and authorizations (whether governmental, regulatory, or otherwise) as may be necessary for the lawful operation of the Mills from and after the Closing Date (the actions described in the foregoing clauses (i) and (ii) being referred to herein as the “Permitting Process”). Any filing or other fees and other out-of-pocket expenses associated with the Permitting Process shall be paid by the Purchaser.

(b) The Purchaser acknowledges that it may not be possible to complete the Permitting Process prior to the Closing Date and agrees that completion of the Permitting Process prior to the Closing Date shall not be a condition to its obligation to proceed with this transaction as provided in this Agreement.

SECTION 5.11 Retained Names and Marks. (a) Purchaser hereby acknowledges that all right, title and interest in and to the names “Pope & Talbot” and “P&T”, together with all variations thereof and all trademarks, service marks, domain names, trade names, trade dress, corporate names and acronyms thereof and all trademarks, service marks, domain names, trade names, trade dress, corporate names and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing (the “Retained Names and Marks”) are owned exclusively by the Sellers. Purchaser further acknowledges that it has no rights, and is not acquiring any rights, to use the Retained Names and Marks, except as expressly provided herein.

(b) The Purchaser shall, for a period of 45 Business Days after the Closing Date, be entitled to use, solely in connection with the operation of the Business as operated immediately prior to Closing, all of the existing stocks of signs, letterheads, advertisements and promotional materials, inventory and other documents and materials included in the Purchased Assets (“Existing Stock”) containing the Retained Names and Marks, after which date the Purchaser shall remove or obliterate all Retained Names and Marks from such Existing Stock or cease using such Existing Stock, and transfer to the Sellers any rights with respect to Internet domain names incorporating any Retained Names or Marks.

(c) Except as expressly provided in this Agreement, no other right to use the Retained Names and Marks is granted by the Sellers to the Purchaser, whether by implication or otherwise, and nothing hereunder shall permit the Purchaser to use the Retained Names and Marks on or in connection with any documents, materials, products or services other than in connection with the Existing Stock. The Purchaser shall ensure that all use of the Retained Names and Marks by the Purchaser as provided in this Section 5.11 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Retained Names and Marks were used in the Business prior to the Closing. Any and all goodwill generated by the use of the Retained Names and Marks under this Section 5.11 shall inure solely to the benefit of the Sellers. In no event shall the Purchaser use the Retained Names and Marks in any manner that may damage or tarnish the reputation of the Sellers or the goodwill associated with the Retained Names and Marks.

(d) The Purchaser agrees that no Seller shall have any responsibility for claims by third parties arising out of, or relating to, the use by the Purchaser of any Retained Names and Marks after the Closing. The Purchaser shall indemnify and hold harmless the Sellers from any and all claims that may arise out of the use of the Retained Names and Marks by the Purchaser in accordance with the terms and conditions of this Section 5.11, other than such claims that the Retained Names and Marks infringe the Intellectual Property rights of any third party. In addition to any and all other available remedies, the Purchaser shall indemnify and hold harmless the Sellers from any and all claims that may arise out of the use of the Retained Names and Marks in violation of or outside the scope permitted by this Section 5.11. Notwithstanding anything in this Agreement to the contrary, Purchaser hereby acknowledges that Sellers, in addition to any other remedies available to them for any breach or threatened breach of this Section 5.11, shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief restraining Purchaser from any such breach or threatened breach.

SECTION 5.12 Bulk Transfer Laws. The Purchaser hereby waives compliance by the Sellers with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to the Purchaser, including the delivery of any clearance certificate under section 99 of the Social Services Act (British Columbia).

SECTION 5.13 Transition Services. Following the Closing, the Sellers shall provide, or cause to be provided, to the Business certain services as may be agreed to between the Sellers and the Purchaser and as further set forth in a transition services agreement to be entered into by the Sellers and the Purchaser as of the Closing (the “Transition Services Agreement”). Certain key terms of the Transition Services Agreement are set forth in Exhibit 5.13, and the Sellers and the Purchaser shall agree on a complete set of terms prior to receipt of the Transaction Approval Orders.

SECTION 5.14 Further Action. The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transactions.

SECTION 5.15 Tax Cooperation and Exchange of Information. The parties hereto will provide the other parties with such cooperation and information as may be reasonably requested in filing any Tax Return, amended Tax Return or claim for refund, determining any liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes relating to the Purchased Assets or the Business. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each of the parties will make themselves (and their respective employees) available, on a mutually convenient basis, to provide explanations of any documents or information provided under this Section 5.15. Each of the parties will retain all Tax Returns, schedules and work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Purchased Assets or the Business for the taxable period first ending after the Closing and for all prior taxable periods (the “Tax Documents”) until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, or (ii) six years following the due date (without extension) for such Tax Returns. After such time, before any of the parties shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other parties shall be given the opportunity, after 90 days’ prior written notice, to remove and retain all or any part of such documents as such other parties may select (at such other parties’ expense). In the event that a Seller is liquidated or otherwise ceases to be a going concern prior to the expiration of the period described in the second preceding sentence, such Seller shall offer the Purchaser the opportunity described in the preceding sentence (with 90 days’ prior written notice or such shorter period of notice as may be practicable) to remove and retain Tax Documents and such Seller may then dispose of any such documents not removed by Purchaser. If it is not practical to give the other party the right to retain Tax Documents, the other party may instead be given a reasonable opportunity to make copies, at its own expense of such Tax Documents. Any information obtained under this Section 5.15 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 5.16 Conveyance Taxes.

(a) Canadian Conveyance Taxes. The Purchaser agrees to assume liability for and to pay all Conveyance Taxes incurred in Canada as a result of the Transactions.

(b) United States Conveyance Taxes. In the event that any Conveyance Taxes are assessed in the United States on the transfer of the Purchased Assets to the Purchaser, the Sellers and the Purchaser shall each pay one-half of such Conveyance Taxes. The Sellers shall complete and file all returns associated therewith.

(c) GST. On the Closing Date the Purchaser and PTL shall jointly elect under paragraph 167(1)(b) of the Excise Tax Act (Canada) in the prescribed form and containing the prescribed information to permit the Purchased Assets to be conveyed from PTL to the Purchaser without GST being payable in respect of the sale and purchase of the Purchased Assets. The Purchaser and PTL shall jointly complete the election form in respect of that election and the Purchaser will file the election form no later than the due date for the Purchaser’s GST return for the first reporting period in which GST would, in the absence of that election, become payable in connection with the Transactions and provide PTL with a copy of the filed form. The Purchaser shall indemnify and hold harmless PTL for any Taxes assessed against PTL due to PTL not collecting, as a result of entering into the election contemplated in this section with the Purchaser, any Taxes under the Excise Tax Act (Canada) in respect of the sale and the transfer of the Purchased Assets or because of the failure by the Purchaser to file the election as required by this Section 5.16(c).

(d) Social Services Tax. At the Closing, the Purchaser shall deliver to the Sellers, and the Sellers shall collect from the Purchaser, the amount of the PST imposed on the Purchaser with respect to the sale and purchase of the Purchased Assets under this Agreement, except where the Purchaser is required to pay such PST directly to a Governmental Authority in connection with the registration of the transfer of any of the Purchased Assets. The Sellers shall remit the full amount of the PST collected from the Purchaser and file the appropriate return with the applicable Governmental Authorities. The Purchaser shall indemnify and hold harmless the Sellers for any Taxes assessed against the Sellers under the Social Services Tax Act (British Columbia) due to the failure of the Purchaser to deliver to the Sellers any Taxes payable under the Social Services Tax Act (British Columbia) with respect to the sale and purchase of the Purchased Assets under this Agreement.

SECTION 5.17 Proration of Taxes and Certain Charges. (a) Except as provided in this Section 5.17, all real property Taxes, personal property Taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period that includes the day before the Closing Date and ends after the Closing Date, whether imposed or assessed before or after the Closing Date, shall be prorated between the Sellers and the Purchaser as of 12:01 A.M. New York time on the Closing Date. If any Taxes subject to proration are paid by the Purchaser, on the one hand, or the Sellers, on the other hand, the proportionate amount of such Taxes paid (or in the event a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund).

(b) Except as otherwise provided in this Agreement, all installments of special assessments or other charges on or with respect to the Purchased Assets payable by the Seller for any period in which the Closing Date shall occur, including base rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, and cost of fuel, shall be apportioned as of the Closing, and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto. If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 A.M. New York time on the Closing Date. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the Closing Date.

(c) All refunds, reimbursements, installments of base rent, additional rent, license fees or other use related revenue receivable by any party to the extent attributable to the operation of the Business for any period in which the Closing shall occur shall be prorated so that the Sellers shall be entitled to that portion of any such installment applicable to the period up to but not including the Closing Date and the Purchaser shall be entitled to that portion of any such installment applicable to any period from and after the Closing Date, and if the Purchaser or the Seller, as the case may be, shall receive any such payments after the Closing Date, they shall promptly remit to such other parties their share of such payments.

(d) The prorations pursuant to this Section 5.17 may be calculated after the Closing Date, as each item to be prorated (including any such Tax, obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due, provided that, in any event, any such proration shall be calculated not later than 30 days after the party requesting proration of any item obtains the information required to calculate such proration of such item.

SECTION 5.18 Personal Information. In respect of any Personal Information contained in the books and records of the Sellers that the Purchaser has had access to or acquires at Closing, the Purchaser will: (a) before the Closing, use the Personal Information solely for purposes relating to the Transactions and, if the Closing does not occur, return the Personal Information to the Sellers; and (b) if the Closing does occur, then after the Closing: (i) use and disclose any such Personal Information only for necessary employment purposes in compliance with all applicable Laws; and (ii) to the extent required by applicable Laws, notify any Person whose Personal Information has been disclosed to the Purchaser through the books and records that the Transactions have taken place and that the Personal Information was disclosed to the Purchaser as a consequence of such Transactions.

SECTION 5.19 Waiver of Site Profile. The Purchaser waives any requirement under the Environmental Management Act (British Columbia) or any replacement legislation for the Sellers to provide a site profile for any of the real property included in or in which any interest in which is included in any of the Purchased Assets.

SECTION 5.20 Vehicle Registration. Effective upon Closing, the Sellers and Purchaser shall arrange for the transfer the registration of all registered trucks, cars, other vehicles and rolling stock included in the Purchased Assets into the Purchaser’s name. Purchaser shall not use such trucks, cars, other vehicles or rolling stock until such registrations have been so transferred.

SECTION 5.21 Delivery of Audited Financial Statements etc. (a) The Purchaser has advised the Sellers that the Purchaser’s securities regulatory filing requirements in respect of the purchase of the Purchased Assets will include, inter alia, the filing of a Business Acquisition Report under continuous disclosure requirements applicable in Canada.

(b) From the date hereof until 30 days after the Closing Date, the Sellers shall use commercially reasonable efforts to cooperate with Purchaser with respect to any reasonable request in connection with the obligations of Purchaser to prepare and file with the Ontario Securities Commission and other Canadian securities regulatory authorities financial statements relating to the Purchased Assets by:

(i) making available to Purchaser and Purchaser’s auditors and accountants the relevant financial statements and records, documents and other information that are available to Sellers, and making reasonably available the employees of the Sellers who have knowledge thereof, in each case as may reasonably be requested by Purchaser;

(ii) consenting to the provision of such assistance to the Purchaser ‘s employees, auditors and accountants as the Purchaser may reasonably request, by the Sellers’ auditors and accountants and the Sellers’ employees and former employees, who may have knowledge of the relevant financial statements, records and documents, and

(iii) providing to Purchaser’s employees and Purchaser’s auditors and accountants such access, information and records as they may reasonably request for purposes of the foregoing,

provided that all such cooperation shall be provided by reasonable access, during normal business hours, to the personnel and accountants of the Sellers and the documents, information and books and records of Sellers, and shall not impede or otherwise interfere with any Seller’s ability to conduct the Chapter 11 Cases, Canadian Proceedings or any Excluded Business, including any obligation to prepare and file SEC Reports. The auditors and accountants of Sellers shall not be obliged to make any work papers (to the extent extant) available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(c) Purchaser shall pay all out-of-pocket expenses incurred by Sellers in connection with the performance of their obligations under this Section 5.21. Sellers shall not be required under this Section 5.21 to give any representations, warranties, covenants or indemnities to Purchaser.

SECTION 5.22 Other Contracts with USDA. On or prior to the Closing Date, the Purchaser shall have (a) provided to the USDA suitable surety as required by those Material Contracts to which the USDA is a party and as to which the USDA has approved the assignment to the Purchaser, and (b) caused the release (which may be effective as of the effective time of the novation agreement) of the surety provided to the USDA by the Sellers pursuant to such Material Contracts, and (c) used commercially reasonable efforts, as reasonably requested by Sellers and at Sellers’ cost, to assist with and facilitate the release of any letters of credit or other support relating to such surety so released. On the Closing Date, the Sellers shall deliver to the Purchaser a novation agreement to be accepted and executed by the United States Government after the Closing with respect to those Material Contracts to which the USDA is a party and as to which the USDA has approved the assignment to the Purchaser. The Purchaser acknowledges that the United States Government may not execute such novation agreement until after the Closing and agrees that execution of such novation agreement by the United States Government shall not be a condition to the Purchaser’s obligation to close this transaction as provided herein.

SECTION 5.23 Removal of Private Lands from TFL 23. The Purchaser acknowledges that PTL has applied under the Forest Act (British Columbia) to remove the Surplus TFL 23 Lands from TFL 23. If the prior written consent of the Minister of Forests and Range as required under the Forest Act (British Columbia) for the removal of the Surplus TFL 23 Lands from TFL 23 is not obtained and the Surplus TFL 23 Lands have not been removed from TFL 23 prior to the Closing Date, then the Closing will complete on the Closing Date as provided in this Agreement and:

(a) all of PTL’s right, title and interest in and to the Surplus TFL 23 Lands, being an Excluded Asset, will remain with PTL but the Surplus TFL 23 Lands shall remain subject to TFL 23 as required by subsection 54(2)(c) of the Forest Act (British Columbia);

(b) the Purchaser will do all such acts and things and execute such documents and instruments, as may reasonably be requested by PTL, at the sole cost and expense of PTL, to (i) obtain the written consent of the Minister of Forests and Range as required under the Forest Act (British Columbia) for the removal of the Surplus TFL 23 Lands from TFL 23, (ii) satisfy any conditions that the Minister of Forests and Range may impose in respect of any such consent, and (iii) complete the removal of the Surplus TFL 23 Lands from TFL 23 following the Closing Date;

(c) PTL will not dispose of the Surplus TFL 23 Lands or any interest in the Surplus TFL 23 Lands unless the prior written consent of the Minister of Forests and Range as required under the Forest Act (British Columbia) is obtained for the disposition, as the term “disposition” is defined in the Forest Act (British Columbia), and any conditions attached to the consent are complied with; and

(d) as long as the Surplus TFL 23 Lands remain subject to TFL 23, neither the Purchaser nor PTL will plan or carry out any timber harvesting operations or other activities on the Surplus TFL 23 Lands except as may be agreed to by PTL and the Seller, acting reasonably, and then only in accordance with TFL 23.

If required by the Purchaser, PTL and the Purchaser will enter into an agreement among the Purchaser, PTL and Her Majesty the Queen in Right of the Province of British Columbia as represented by The Minister of Forests and Range containing the provisions of subsection 5.23(a), (b), (c) and (d) above in a form that can be registered under section 219 of the Land Title Act (British Columbia) against title to the Surplus TFL 23 Lands and that is otherwise in form and substance agreed to by PTL and the Purchaser, acting reasonably, or if they are unable to agree, as may be required by the Canadian Court on the application of either of the Purchaser or PTL.

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01 Salaried Employees.

(a) In compliance with applicable Laws, Sellers will give or cause to be given notice of termination of employment effective of the Closing to all of the Salaried Employees (the “Active Salaried Employees”) who are not Inactive Employees.

(b) As of the Closing, the Purchaser shall offer employment to each of the Salaried Employees listed on Exhibit 6.01 who are, at the Closing, Active Salaried Employees.

(c) The Purchaser shall also offer employment to each of the Salaried Employees listed on Exhibit 6.01 who are, at the Closing, Inactive Employees (“Inactive Salaried Employees”), upon any such Inactive Salaried Employee becoming eligible for reinstatement for active employment, or earlier, if required by an applicable Law or Governmental Authority.

(d) Each offer contemplated in Section 6.01(b) and Section 6.01(c) above shall provide:

(i) substantially the same job function and title as such Salaried Employee was performing or held at the date of termination without material change or diminution of job responsibility or authority except as may be considered to arise from a change in reporting relationships;

(ii) substantially the same wages or salary as such Salaried Employee received at the Effective Time;

(iii) substantially the same benefits as those offered by the Purchaser to its other salaried employees in similar positions; and

(iv) for the recognition of the service of the Salaried Employees for the purposes of vacation and severance and termination obligations and all other service-based benefits or perquisites as if they had been employed by the Purchaser since their individual dates of hire by a Seller, without preexisting condition exclusions, waiting times to commence coverage, or other lapses in coverage.

SECTION 6.02 Union Employees. (a) The Sellers shall deliver all notices required under the Collective Agreements or under applicable Law in a manner sufficient to provide appropriate notice of Closing.

(b) The Purchaser acknowledges and agrees that subject to Closing, at Closing the Purchaser will be a successor employer and will assume all obligations to the Union Employees and other persons in respect of and be bound by the terms of the Collective Agreements (including obligations thereunder to employ Union Employees that are not currently actively employed at a Mill as and when required under the Collective Agreements) as required by applicable Law until the termination, expiration or replacement of such obligations and will make such offers of employment to all Union Employees as are required in connection therewith.

(c) The Purchaser will take such steps as are necessary to become a participating employer in the multi-employer pension and benefit plans required of the employer under the Collective Agreements, and to assume sponsorship and administration of and all Liabilities relating to the CMSG Plan, effective as of the Closing Date.

(d) Within ten (10) Business Days after execution by all parties of this Agreement, Sellers shall deliver or cause to be delivered to Purchaser a list of Union Employees showing their respective positions and hire dates, which list shall be true and complete in all material respects.

SECTION 6.03 Co-Operation. The Sellers shall co-operate with the Purchaser in the distribution of contingent offers of employment to Employees made pursuant to this Article VI prior to Closing and collection of accepted offers.

SECTION 6.04 Employee Plans. Except as provided in Section 2.02(a), the Seller acknowledges that notwithstanding the sale and purchase of the Purchased Assets hereunder, the Sellers shall be and remain solely responsible for all obligations to current and former Employees accruing under the Employee Plans to:

(a) each Active Salaried Employee, until such Active Salaried Employee accepts the Purchaser’s offer of employment made in accordance with Section 6.01,

(b) each Inactive Salaried Employee, until such Inactive Salaried Employee accepts the Purchaser’s offer of employment made in accordance with Section 6.01, and

(c) all former Salaried Employees of the Business,

including any benefits to which a Salaried Employee is or would have been entitled upon termination of employment (by way of retirement or otherwise) at the Closing Date and any benefits to which any former Salaried Employees may be entitled at any time.

SECTION 6.05 WARN Act. To the extent, if any, required by the WARN Act in respect of the Spearfish Mill, the Sellers shall be responsible for notifying any Employees of the Spearfish Mill of the termination of their employment by PTSLP as of the Closing Date. To the extent, if any, required by the WARN Act in respect of the Spearfish Mill, the Purchaser shall be responsible for notifying any Transferred Employees of the Spearfish Mill of any termination of employment occurring after the Closing Date. The Purchaser reserves the right to terminate the employment of any Transferred Employee after the Closing Date, with or without cause. The Purchaser agrees to indemnify, defend, and hold harmless the Sellers from and against any and all Liabilities arising or alleged to arise under the WARN Act, in respect of the termination of any Transferred Employee of the Spearfish Mill after the Closing Date, or any other applicable Law relating to the termination of any Transferred Employee after the Closing Date; provided that Purchaser shall not be required to indemnify Sellers for any alleged wrongful activities occurring on or prior to the Closing Date.

SECTION 6.06 Employee Benefits Claims. Claims of Transferred Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance, and other welfare benefits (“Welfare Benefits”) (other than disability benefits as described below) that are incurred before the Closing Date shall be the sole responsibility of the Sellers and the Employee Plans. Claims of Transferred Employees and their eligible beneficiaries and dependents for Welfare Benefits (other than disability benefits) that are incurred on or after the Closing Date shall be the sole responsibility of the Purchaser and the Purchaser’s welfare benefit plans. For purposes of the preceding provisions of this Section 6.06, a medical or dental claim shall be considered incurred on the date when medical or dental services are rendered or medical or dental supplies are provided, and not when the condition arose or the course of treatment began. Claims of individuals who are receiving or have filed claims for long-term disability benefits under a disability plan of the Sellers as of the Closing Date shall be the sole responsibility of Sellers under such plan. Claims of Transferred Employees and their eligible beneficiaries and dependents for short-term or long-term disability benefits that are first made on or after the Closing Date shall be the sole responsibility of the Purchaser.

SECTION 6.07 COBRA Obligations. Notwithstanding anything to the contrary in this Agreement, the Sellers shall retain all Liabilities, and the Purchaser shall have no Liability, with respect to the provision of notices, election periods, and benefits pursuant to Section 4980B of the Tax Code or Part 6 of Subtitle B of Title 1 of ERISA, to any Employees or any other former Employees of Sellers or other individuals associated with any Employees or any other former Employees of Sellers with respect to qualifying events occurring on or before the Closing Date or in connection with this transaction.

SECTION 6.08 Payment and Expenses at Closing. (a) The Sellers will be responsible for all payments made and all expenses and costs required to be paid in connection with the termination of employment of those Salaried Employees who do not accept the Purchaser’s offer of employment referred to in Section 6.01; and

(b) The Purchaser will be responsible for all payments made and all expenses and costs required to be paid in connection with any Transferred Employee who ceases employment with, or whose employment is terminated by, the Purchaser following the Closing Date (including all severance pay, whether related to the employees’ work history with the Seller or otherwise) and will indemnify and hold harmless the Seller from and against all claims, demands, actions, losses, damages, costs and expenses whatsoever, including legal fees arising in respect of the foregoing.

SECTION 6.09 Vacation Accruals. As required by applicable Laws and in any case within 30 days of Closing, the Sellers will pay to each Salaried Employee who is a Transferred Employee the full amount of any and all banked and supplemental vacation and overtime entitlement of such Employee (including vacation pay on vacation pay) as of the Closing.

ARTICLE VII

CONDITIONS TO CLOSING

SECTION 7.01 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the Transactions shall be subject to the fulfillment or written waiver by the Sellers, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing, and (B) that are qualified as to “materiality”, shall be true and correct as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date; and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects;

(b) Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act, the Competition Act or the antitrust legislation of any other relevant jurisdiction applicable to the purchase of the Purchased Assets contemplated by this Agreement shall have expired or shall have been terminated, and any approvals and filings required prior to Closing under the antitrust legislation of any relevant jurisdiction applicable to the purchase of the Purchased Assets contemplated by this Agreement, the absence of which would reasonably be expected to (i) have a Material Adverse Effect or (ii) result in a criminal violation, shall have been obtained or made, and, if the Transactions are reviewable under the ICA, the minister designated in accordance with the ICA and the applicable order in council shall be satisfied that the Transactions are likely to be of net benefit to Canada or such minister shall be deemed to be satisfied that the Transactions are likely to be of net benefit to Canada;

(c) Forest Act. The Sellers shall have received all notices to proceed and other consents required under the Forest Act (British Columbia) for the transfer of the Purchased Assets to the Purchaser, including a notice to proceed for the transfer of the Timber Tenures to the Purchaser issued by the Minister of Forests and Range pursuant to section 54(2)(e) of the Forest Act (British Columbia);

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the Transactions illegal or otherwise restraining or prohibiting the consummation of such transactions; and

(e) Transaction Approval Orders. The Bankruptcy Court and the Canadian Court shall each have entered a Transaction Approval Order, which shall not be subject to a stay by any court of competent jurisdiction.

SECTION 7.02 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Transactions shall be subject to the fulfillment or written waiver by the Purchaser, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Sellers contained in this Agreement (A) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing, other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Sellers at or before the Closing shall have been complied with in all material respects;

(b) Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act, the Competition Act or the antitrust legislation of any other relevant jurisdiction applicable to the purchase of the Purchased Assets contemplated by this Agreement shall have expired or shall have been terminated, and any approvals and filings required prior to Closing under the antitrust legislation of any relevant jurisdiction applicable to the purchase of the Purchased Assets contemplated by this Agreement, the absence of which would reasonably be expected to (i) have a Material Adverse Effect or (ii) result in a criminal violation, shall have been obtained or made, and, if the Transactions are reviewable under the ICA, the minister designated in accordance with the ICA and the applicable order in council shall be satisfied that the Transactions are likely to be of net benefit to Canada or such minister shall be deemed to be satisfied that the Transactions are likely to be of net benefit to Canada;

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the Transactions illegal or otherwise restraining or prohibiting the consummation of such transactions;

(d) Forest Act. The Purchaser shall have received all notices to proceed and other consents required under the Forest Act (British Columbia) for the transfer of the Purchased Assets to the Purchaser, including a notice to proceed for the transfer of the Timber Tenures to the Purchaser issued by the Minister of Forests and Range pursuant to section 54(2)(e) of the Forest Act (British Columbia);

(e) Transaction Approval Orders. The Bankruptcy Court and the Canadian Court shall each have entered a Transaction Approval Order, which order shall not be subject to a stay by any court of competent jurisdiction;

(f) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any state of facts, event or change in circumstance that has had or could reasonably be expected to have a Material Adverse Effect on the Purchased Assets, as a whole, or the Business; provided, however, that notwithstanding anything contained in this Agreement, for the purposes of this Section 7.02(f), any event, circumstance, change or effect that arises from the operation of the Business within the Chapter 11 Cases or Canadian Proceedings, including losses of employees, and any delays or cancellations of orders for, or the supply of, products or services, shall not constitute a Material Adverse Effect.

(g) No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against the Sellers or any Affiliate of the Sellers any proceeding that could reasonably be expected to have the effect of preventing or making illegal the Transactions.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by either the Sellers or the Purchaser if: (i) the Bidding Procedures Orders have not been entered by the Bankruptcy Court and the Canadian Court on or prior to the Termination Date; (ii) if the Purchaser is not selected as the Successful Bidder in accordance with the Bidding Procedures; (iii) in the event that the Purchaser is selected as the Successful Bidder in accordance with the Bidding Procedures, the Transaction Approval Orders have not been entered by the Bankruptcy Court and Canadian Court on or prior to the Terminations Date; or (iv) the Closing shall not have occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 8.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b) by either the Purchaser or the Sellers in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the Transactions shall have become final and nonappealable;

(c) by the Sellers if the Purchaser shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VII, which breach cannot be or has not been cured as of the Closing, as the same may be extended by mutual written agreement of the parties;

(d) by the Purchaser if the Sellers shall have breached any of their representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VII, which breach cannot be or has not been cured as of the Closing, as the same may be extended by mutual written agreement of the parties; or

(e) by the written consent of each of the Sellers and the Purchaser.

SECTION 8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except: (a) as set forth in Section 2.06(b), Section 5.02, Section 5.03, Section 5.08 and Article X; and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE IX

NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

SECTION 9.01 Non-Survival of Representations and Warranties. The representations, warranties and covenants (other than covenants that, by their terms, survive the Closing or termination) in this Agreement shall terminate at the Closing, or upon termination of this Agreement pursuant to Section 8.01, and, following the Closing or the termination of this Agreement, as the case may be, no party shall make any claim whatsoever for any breach of any representation, warranty or such covenant hereunder, subject to Section 8.02.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to the Sellers:

Pope & Talbot, Inc.

1500 S.W. First Avenue, Suite 200

Portland, OR 97201

USA

Telecopy: (503) 220-2758

Attention: R. Neil Stuart, Chief Financial Officer

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

USA

Telecopy: (212) 848-7179

Attention: Fredric Sosnick

                 Christa A. D’Alimonte

(b)	if to the Purchaser:

International Forest Products Limited

P.O. Box 49114

3500 – 1055 Dunsmuir Street

Vancouver, BC

Canada

V7X 1H7

Telecopy: (604) 689-6825

Attention: John A. Horning

with a copy to:

Koffman Kalef LLP

19th Floor

885 West Georgia Street

Vancouver, BC

Canada

V6C 3H4

Telecopy: (604) 891-3788

Attention: Douglas A. Side

SECTION 10.03 Public Announcements. None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Transactions, or otherwise communicate with any news media without the prior written consent of the other parties except as otherwise required by Law, applicable stock exchange regulation or in filings in the Bankruptcy Court, Canadian Court or office of the United States trustee, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

SECTION 10.05 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Sellers and the Purchaser with respect to the subject matter hereof and thereof.

SECTION 10.06 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of each of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of each Seller or the Purchaser, as the case may be). Notwithstanding the foregoing, prior to Closing the Purchaser may assign its right to purchase any of the Mills (and all assets used in respect of such Mills) hereunder to another Person, provided however that the same shall not relieve the Purchaser of any of its obligations to the Sellers hereunder, and provided, further, that under no circumstances shall such assignment delay the sale of any or all of the Purchased Assets hereunder. On any such assignment, references to the Purchaser in this Agreement, other than the preceding sentence, shall be deemed to apply mutatis mutandis to the Purchaser’s assignee in respect of the rights so assigned.

SECTION 10.07 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser or (b) by a waiver in accordance with Section 10.08.

SECTION 10.08 Waiver. Any party to this Agreement may: (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto; or (c) waive compliance with any of the agreements of the other parties or conditions to such other parties’ obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 10.09 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 10.10 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 10.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York and, to the extent applicable, the Bankruptcy Code and the CCAA. The parties hereto agree that the Bankruptcy Court shall be the exclusive forum for enforcement of this Agreement or the Transactions and (only for the limited purpose of such enforcement) submit to the jurisdiction thereof; provided that if the Bankruptcy Court determines that it does not have subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party: (a) agrees that all such actions or proceedings shall be heard and determined in a New York federal court sitting in The City of New York; (b) irrevocably submits to the jurisdiction of such court in any such action or proceeding; (c) consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court; and (d) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.02 (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by New York Law).

SECTION 10.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

SECTION 10.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

POPE & TALBOT, INC.

By:	/s/ R. Neil Stuart
	Name:	R. Neil Stuart
	Title:	Vice President, Chief Financial Officer and Secretary

POPE & TALBOT LTD.

By:	/s/ R. Neil Stuart
	Name:	R. Neil Stuart
	Title:	Vice President, Chief Financial Officer

POPE & TALBOT LUMBER SALES, INC.

By:	/s/ R. Neil Stuart
	Name:	R. Neil Stuart
	Title:	Vice President, Chief Financial Officer

POPE & TALBOT SPEARFISH LIMITED PARTNERSHIP

By its General Partner, Pope & Talbot Ltd.

By:	/s/ R. Neil Stuart
	Name:	R. Neil Stuart
	Title:	Vice President, Chief Financial Officer

INTERNATIONAL FOREST PRODUCTS LIMITED

By:	/s/ Duncan Davies
	Name:	Duncan Davies
	Title:	President and Chief Executive Officer

By:	/s/ John Horning
	Name:	John Horning
	Title:	Sr. Vice President and Chief Financial Officer

EXHIBIT 5.01

BIDDING PROCEDURES

The following procedures (the “Bidding Procedures”) shall be employed with respect to this transaction and shall be reflected in the Bidding Procedures Orders. The Purchaser acknowledges and agrees that the Bidding Procedures may be modified or supplemented by other customary procedures not inconsistent with the matters set forth in this Exhibit 5.01 and the terms of this Agreement. The sale of the Purchased Assets and the assumption of the Assumed Liabilities may be subject to competitive bidding only as set forth in this Exhibit 5.01.

(a) The Sellers, in consultation with: (i) representatives of the official committee of unsecured creditors appointed in the Chapter 11 Cases (the “Committee”); (ii) the agents under the debtor-in-possession credit agreement entered into by PTI and certain of its Affiliates; (iii) the Term Loan B Agent (as defined in the Credit Agreement dated as of June 28, 2006, as amended from time to time, among PTI, PTL, as Borrower, several Lenders, Lehman Brothers Inc., Lehman Commercial Paper Inc., Wells Fargo Financial Corporation Canada, Ableco Finance LLC, and Ableco Finance LLC); and (iv) the court-appointed Monitor within the Canadian Proceedings (collectively, the “Creditor Representatives”), will: (A) determine whether any Person is a Qualifying Bidder (as defined below); (B) determine whether a Qualifying Bidder has made a Qualified Overbid (as defined below); and (C) negotiate any offer set forth in a Qualified Overbid (collectively, the “Bidding Process”); provided, that if the Secured Lenders submit a Qualified Overbid, then the Term Loan B Agent shall not be a Creditor Representative. Nothing in the Agreement or otherwise (including any Bidding Procedures Approval Order) shall constitute the consent of the Secured Lenders to any bid, including the Purchaser’s Bid (as defined below) or any other Qualified Overbid.

(b) In order to participate in the Bidding Process, each Person (a “Potential Bidder”), other than the Purchaser, must deliver to the Sellers: (i) an executed confidentiality agreement in form and substance satisfactory to the Sellers; and (ii) the most current audited and latest unaudited financial statements (together, the “Financial Information”) of such Potential Bidder, or, if the Potential Bidder is an entity formed for the purpose of purchasing the Business, then: (x) the Financial Information of the equity holder(s) of the Potential Bidder or such other form of financial disclosure acceptable to the Sellers, following consultation with the Creditor Representatives; and (y) the written commitment of such equity holder(s) to be responsible for the Potential Bidder’s obligations in connection with the purchase of the Business (collectively, the “Participation Requirements”).

(c) A “Qualifying Bidder” is a Potential Bidder that satisfies the Participation Requirements, and which the Sellers, in their business judgment and after consultation with the Creditor Representatives, determine is financially able to consummate the purchase of the Purchased Assets and the assumption of the Assumed Liabilities in a timely manner. Within two (2) Business Days after receipt from the Potential Bidder of the materials set forth in the immediately preceding paragraph, the Sellers shall notify the Potential Bidder in writing, with a copy to the Purchaser, whether such Potential Bidder is a Qualifying Bidder, and shall deliver to such Qualifying Bidder the Offering Memorandum and a copy of the Agreement.

(d) A bid or offer received from a Qualifying Bidder will constitute a “Qualified Overbid” only if such bid or offer includes all of the Qualified Overbid Documents (as defined below), meets all of the Qualified Overbid Requirements (as defined below), and is accompanied by the Good Faith Deposit (as defined below). Notwithstanding anything to the contrary herein, (i) the Purchaser’s bid as set forth in the Agreement (the “Purchaser’s Bid”) will be deemed a Qualified Overbid, and the Purchaser shall be deemed a Qualifying Bidder, and (iii) the Secured Lenders shall be deemed Qualifying Bidders.

(e) In order to participate in the Bidding Process, each Qualifying Bidder, other than the Purchaser, must deliver the following documents (collectively, the “Qualified Overbid Documents”) to the Financial Advisor by not later than 4:00 P.M. New York time on December 14, 2007 (the “Bid Deadline”), or such other date which shall be not later than seven (7) Business Days prior to the date scheduled by the Bankruptcy Court and the Canadian Court for the Sale Hearing (as defined below):

(i) a written offer stating that: (A) such Qualifying Bidder offers to purchase all, substantially all, or a material part, of the Purchased Assets and to assume all, substantially all, or a material part, of the Assumed Liabilities, provided, that such written offer may also include an offer to purchase assets of PTL and its Affiliates that are not Purchased Assets (such assets, the “Additional Assets”) and to assume liabilities of PTL and its Affiliates that are not Assumed Liabilities (such liabilities, the “Additional Liabilities”); and (B) such Qualifying Bidder’s offer is irrevocable and shall remain open until the earlier of (x) the closing of a sale pursuant to such Qualified Overbid, and (y) twenty (20) Business Days after the Overbid Court Approval Date (as defined below); and

(ii) a copy of a purchase and sale agreement executed by such Qualifying Bidder, and a copy of such agreement marked to show proposed amendments and modifications to the Agreement.

(f) In addition, all bids must satisfy the following requirements (collectively, the “Qualified Overbid Requirements”):

(i) the bid: (A) is not materially more burdensome to the Sellers or conditional than the Purchaser’s Bid; and (B) has a value greater than or equal to the sum of: (w) the sum of: (i) the Purchase Price (which, for the avoidance of doubt, shall include the Sellers’ estimate of the Actual Price Adjustment); (ii) the maximum amount of the Break-up Fee; (iii) the amount of the Expense Reimbursement; and (iv) the Overbid Increment (as defined below)); plus (x) the value to the Sellers of the assumption of the Assumed Liabilities under the Agreement, and if applicable, the Additional Liabilities; plus (y) all other consideration to the Sellers under the Agreement; minus (z) all other obligations to be satisfied by the Sellers under the Agreement, including in respect of the Forestry Services Amount;

(ii) the bid must be on substantially the same or better terms and conditions than those set forth in the Agreement;

(iii) the bid is not conditioned upon approval by the Bankruptcy Court or the Canadian Court of any bid protections, such as a break-up fee, termination fee, expense reimbursement or similar type of payment;

(iv) the bid is not conditioned upon the Qualifying Bidder’s financing requirements; and

(v) the Qualifying Bidder acknowledges and represents that: (A) the Qualifying Bidder had an opportunity to conduct any and all due diligence regarding the Purchased Assets and the Assumed Liabilities (and, if applicable, the Additional Assets and the Additional Liabilities) prior to submitting its bid; (B) the Qualifying Bidder has relied solely upon its own independent review, investigation and/or inspection of any documents and/or the Purchased Assets and/or the Assumed Liabilities (and, if applicable, the Additional Assets and/or the Additional Liabilities) in making its bid; (C) the Qualifying Bidder did not rely upon any written or oral statements, representations, promises, warranties or guaranties whatsoever, whether express, implied, by operation of law or otherwise, regarding the Purchased Assets, the Assumed Liabilities (and, if applicable, the Additional Assets and the Additional Liabilities) or the completeness of any information provided in connection therewith or the Auction, except as expressly stated in these Bidding Procedures and the Sellers’ representations and warranties in the Agreement; and (D) the bid is not contingent upon any additional due diligence.

(g) All Qualifying Bidders that submit a bid must deliver to the Sellers via wire transfer (or other form acceptable to the Sellers in their sole discretion) by the Bid Deadline an amount equal to ten percent (10%) of the proposed cash portion of the purchase price set forth in such bid, including, for the avoidance of doubt, any amount in respect of the Actual Price Adjustment or similar closing adjustment (the “Good Faith Deposit”).

(h) Notwithstanding any other provision herein, the Sellers shall be under no obligation to determine that any bid submitted by a Qualifying Bidder which includes an offer to purchase Additional Assets or to assume Additional Liabilities is a Qualified Overbid, and may, after consultation with Creditor Representatives, determine that any such bid is not a Qualified Overbid due solely to the inclusion in such bid of an offer to purchase Additional Assets or to assume Additional Liabilities.

(i) The Financial Advisor and the financial advisor to the Committee shall be entitled to due diligence from each Qualifying Bidder, upon execution of a confidentiality agreement in form and substance reasonably equivalent to the Confidentiality Agreement. Notwithstanding any other provision herein, failure by a Qualifying Bidder to fully comply with the reasonable due diligence requests and requests for additional information made by the Financial Advisor and the financial advisor to the Committee shall be a basis for the Sellers, in consultation with the Creditor Representatives, to determine that a bid made by such Qualifying Bidder is not a Qualified Overbid.

(j) If the Sellers receive one or more Qualified Overbids, the Sellers will, unless otherwise ordered by the Bankruptcy Court and the Canadian Court, conduct an auction (the “Auction”) with respect to the Purchased Assets and the Assumed Liabilities and, if applicable, any Additional Assets and Additional Liabilities. The Sellers, by no later than 12:00 noon New York time on the second calendar day prior to the day of the Auction, will provide each Qualifying Bidder who submitted a Qualified Overbid with a summary of the material terms of each Qualified Overbid, including any offer set forth in such bid to purchase any Additional Assets or to assume any Additional Liabilities. If no Qualified Overbid (other than the Purchaser’s Bid) is received by the Bid Deadline, then the Sellers will seek entry of the Transaction Approval Orders.

(k) The Auction, if required, will commence at 10:00 a.m. New York time on December 19, 2007, at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York, 10022, or at such later time and at such other place as the Sellers shall notify all Qualifying Bidders who have submitted Qualified Overbids and all other Persons entitled to attend the Auction, and which time and place as may be reasonably acceptable to the Sellers or as is otherwise approved by the Bankruptcy Court and the Canadian Court; provided, that the Auction shall not take place on a date that is less than one (1) Business Day prior to the Sale Hearing.

(l) Only the Sellers, the Purchaser, Qualifying Bidders who have submitted Qualified Overbids, the United States Trustee, and the Creditor Representatives, in each case with their respective advisors, will be entitled to attend, participate and be heard at the Auction. Only the Purchaser and Qualifying Bidders will be entitled to make any subsequent Qualified Overbids at the Auction.

(m) During the Auction, bidding will begin at the purchase price stated in the highest or otherwise best Qualified Overbid, and will subsequently continue in minimum increments of at least $250,000 (the “Overbid Increment”) higher than the previous Qualified Overbid. In the event any Qualified Overbid includes an offer to purchase Additional Assets and assume Additional Liabilities, the Sellers, after consultation with the Creditor Representatives, will announce the manner in which the Sellers will conduct the Auction with respect to any Qualified Overbid for the purchase of the Purchased Assets and the assumption of the Assumed Liabilities, and any Qualified Overbid that includes an offer to purchase Additional Assets and assume Additional Liabilities.

(n) All subsequent bids submitted by the Purchaser shall be “cash only” and shall not be deemed to include a credit in an amount equal to the amount of the Break-up Fee or the Expense Reimbursement. No entity, including, without limitation, the Purchaser, may object to any Qualified Overbid on the grounds that after deduction of the Break-up Fee or the Expense Reimbursement, such Qualified Overbid is not the highest bid.

(o) Bidding at the Auction will continue until such time as the highest and best Qualified Overbid (the “Successful Bid”) is selected as follows: immediately prior to conclusion of the Auction, the Sellers, in consultation with the Creditor Representatives, will: (i) review each Qualified Overbid on the basis of financial and contractual terms and other factors relevant to (x) the determination of which transaction is in the best interests of the creditors and estates of the Sellers and their Affiliates, and (y) the sale process, including those factors affecting the speed and certainty of consummating a transaction; and (ii) in the exercise of their business judgment, select the Successful Bid and the second highest and best Qualified Overbid (the “Back-up Bid”).

(p) Within two (2) Business Days after the conclusion of the Auction, the Qualifying Bidder submitting the Successful Bid (the “Successful Bidder”) must supplement its Good Faith Deposit such that its Good Faith Deposit equals 10% of the cash portion of the purchase price, including, for the avoidance of doubt, any amount in respect of the Actual Price Adjustment or similar closing adjustments.

(q) In the event that the Auction is held, the Sellers shall seek entry of orders by the Bankruptcy Court and the Canadian Court approving the Successful Bid and the Back-up Bid (each, an “Overbid Approval Order”, and each hearing pursuant to which such orders are sought, the “Sale Hearing”), which orders shall be sought in form and substance reasonably acceptable to the Sellers and the Qualifying Bidders submitting the Successful Bid and the Back-up Bid, respectively.

(r) If, following the entry of the Overbid Approval Orders by the Bankruptcy Court and the Canadian Court, the Successful Bidder fails to consummate a transaction with the Sellers in respect of such Successful Bid because of a breach or failure to perform on the part of such Successful Bidder, then the Back-up Bid shall be deemed to be the Successful Bid, and the Sellers will be authorized, but not required, to consummate a transaction in respect of the Back-up Bid with the Back-up Bidder without further order of the Bankruptcy Court or the Canadian Court; provided, that the Purchaser, if it submitted the Back-Up Bid, shall purchase the Purchased Assets and assume the Assumed Liabilities on the terms and conditions set forth in the Agreement, and at the final purchase price bid by the Purchaser at the Auction, without requiring further approval by the Bankruptcy Court or the Canadian Court.

(s) The Sellers’ presentations to the Bankruptcy Court and the Canadian Court for approval of a particular Qualified Overbid as the Successful Bid do not constitute the Sellers’ acceptance of such Qualified Overbid. The Sellers will be deemed to have accepted any Qualified Overbid only when such Qualified Overbid is determined to be the Successful Bid and has been approved by the Bankruptcy Court and the Canadian Court.

(t) The Good Faith Deposits of all Qualifying Bidders will be retained by the Sellers and all Qualified Overbids will remain open until the closing of a transaction with the Successful Bidder in respect of the Successful Bid; provided, however, that if no such closing occurs on or before twenty (20) Business Days after the first date on which both Overbid Approval Orders have been entered (such first date, the “Overbid Court Approval Date”), then the Sellers shall, except as provided in the following paragraph, within twenty-five (25) Business Days after the Overbid Court Approval Date, return or cause to be returned each Good Faith Deposit to its respective Qualifying Bidder.

(u) If the Successful Bidder fails to consummate a transaction in respect of the Successful Bid because of a breach or failure to perform on the part of such Successful Bidder and the Sellers are not then deemed to be in material breach of the applicable purchase and sale agreement, then the Sellers will not have any obligation to return the Good Faith Deposit to the Successful Bidder, and such Good Faith Deposit shall irrevocably become the property of the Sellers, and shall not be credited against the purchase price of any purchaser.

(v) Prior to the entry of the Bidding Procedures Approval Orders, the Sellers may, in consultation with the Creditor Representatives, and with the prior written consent of the Purchaser, establish Bidding Procedures and a Bidding Process other than, or in addition to, those set forth herein. The Sellers, after consultation with the Creditor Representatives, may: (a) determine in their business judgment which Qualified Overbid, if any, is the highest or otherwise best offer; and (b) reject any Qualified Overbid (other than the Purchaser’s Bid) that the Sellers, in consultation with the Creditor Representatives, determine to be: (i) inadequate or insufficient; (ii) not in conformity with the requirements of applicable bankruptcy Laws or these Bidding Procedures; or (iii) contrary to the best interests of the Sellers, their estates and their creditors. The Sellers, after consultation with the Creditor Representatives, shall have the right to adopt such other rules for the Bidding Process which, in their sole judgment, will better promote the goals of the Bidding Process and which are not inconsistent with any of the provisions of these Bidding Procedures, or of any order of the Bankruptcy Court or the Canadian Court.